As filed with the Securities and Exchange Commission on June 2, 2015

Registration No. 333-204175

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RESAAS SERVICES INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	2834	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

#303 – 55 Water Street
Vancouver, British Columbia V6B 1A1
Canada
(Address and telephone number of registrant’s principal executive offices)

Cory Brandolini
Chief Executive Officer
RESAAS Services Inc.
#303 – 55 Water Street
Vancouver, British Columbia V6B 1A1
Canada
(604) 558-2929
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sanford J. Hillsberg, Esq. Dietrick L. Miller, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, California 90067 (310) 553-4441	Penny Green, Esq. Chris Little, Esq. Bacchus Law Corporation Suite 1820 Cathedral Place 925 West Georgia Street Vancouver, British Columbia V6C3L2 Canada (604) 632-1700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date in the United States of this Registration Statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐		upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒		at some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(3)	Amount to be registered(1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares, no par value				—
Warrants				—
Units				—
Total		US$50,000,000	US $	5,810	(4)

____________

(1)   Such indeterminate number of each identified class of securities as may from time to time be determined by the registrant and issued at prices determined by the registrant, with an aggregate offering price not to exceed US$50,000,000. Securities registered hereunder may be sold separately, together with other securities registered hereunder or as units with other securities registered hereunder.

(2)   Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed. Therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed US$50,000,000.

(3)   Subject to footnote (1), there are being registered hereunder an indeterminate number of Common Shares, Warrants, and Units (collectively, “Securities”) as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Securities as may be issuable upon the exercise of Warrants or as part of Units.

(4)   Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form base shelf prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any State of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This short form base shelf prospectus has been filed under legislation in the provinces of British Columbia, Alberta and Ontario that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus and each document incorporated by reference herein constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference therein and herein may be obtained on request, without charge, from the Chief Financial Officer of RESAAS Services Inc. at its principal executive offices located at #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada and are also available electronically at www.sedar.com.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	June 2, 2015

RESAAS Services Inc.
US$50,000,000
Common Shares
Warrants
Units

RESAAS Services Inc. (the “Company”, “we”, “our”, “us” or “RESAAS”) may offer for sale, from time to time, in one or more offerings and on terms that we will determine at the time of each offering, common shares of the Company (the “Common Shares”), and/or warrants to purchase Common Shares (“Warrants”) and/or units comprised of one or more securities described herein in any combination (“Units” and, together with Common Shares and Warrants, “Securities”) up to an aggregate initial offering price of US$50,000,000 during the 25-month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains effective. The specific variable terms of any offering of the Securities will be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”), including the number of Securities offered, the currency (which may be United States dollars or any other currency), the issue price and any other specific terms. Where required by statute, regulation or policy, and where the Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the applicable Prospectus Supplement. See “Plan of Distribution” in this Prospectus.

Investing in the Securities involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors. See “Risk Factors” in this Prospectus.

Any offering under a Prospectus Supplement will be made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The audited consolidated annual financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Those financial statements are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

Owning our Securities may subject you to tax consequences both in Canada and the United States. Such tax consequences, including for investors who are resident in, or citizens of, the United States and Canada, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of British Columbia, that some or all of its officers and directors are residents of a foreign country, that some of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities” in this Prospectus.

All information that is permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to purchasers directly or through agents. The Prospectus Supplement relating to a particular series or issue of Securities will identify each underwriter, dealer or agent engaged by us, as the case may be, in connection with the offering and sale of that series or issue, and will set forth the terms of the offering of such series or issue, the method of distribution of such series or issue, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution such as an intention to stabilize the market or otherwise maintain the market price of the Securities offered. See “Plan of Distribution” in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels other than that which might otherwise exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution” in this Prospectus.

Our Common Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “RSS” and quoted on the OTCQX Marketplace under the symbol “RSASF.” We have applied to list our Common Shares on The NASDAQ Capital Market (“NASDAQ”) under the symbol “RSAS.” Listing on The NASDAQ Capital Market will be subject to us fulfilling all of the applicable NASDAQ listing requirements. On June 1, 2015 the most recent day that our Common Shares traded, the closing price of our Common Shares on the CSE and the OTCQX Marketplace was Cnd$4.00 and US$3.00, respectively, per share.

There is no market through which our Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities, other than Common Shares, purchased under this Prospectus and any Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See “Risk Factors” in this Prospectus.

Our principal executive offices are located at #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada. Our telephone number is (604) 558-2929. We maintain a website at www.resaas.com; however, the information on our website is not incorporated by reference into this Prospectus, and is not part of this Prospectus.

GENERAL

You should only rely on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this Prospectus or information incorporated by reference in this Prospectus is accurate only as of the date of this Prospectus or the incorporated document, as the case may be. Our business, operating results, financial condition and prospects may have changed since that date. The Company does not undertake to update the information contained or incorporated by reference herein, except as required by law.

In this Prospectus, unless otherwise specified or the context otherwise requires, reference to “we”, “us”, “our”, “its”, the “Company” or “RESAAS” means RESAAS Services Inc. and its subsidiaries. “RESAAS,” “The Real Estate Network,” the RESAAS logo, reblasts and certain other marks are our registered or unregistered trademarks in Canada or the United States.

This Prospectus contains additional trade names, trademarks and service marks of other companies, and such trade names, trademarks and service marks are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Unless otherwise indicated, all financial information included in this Prospectus and documents incorporated by reference in this Prospectus has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are also generally accepted accounting principles for publicly accountable enterprises in Canada.

References to “this Prospectus” include the documents incorporated by reference herein as well as any Prospectus Supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. All statements other than statements of historical facts contained in this Prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this Prospectus are only predictions, not guarantees or assurances. We have based the forward-looking statements largely on our current expectations, estimates, assumptions, and projections about future events and financial trends that we believe, as of the date of such statements, may affect our business, financial condition and results of operations. Such expectations, estimates, assumptions, and projections, many of which are beyond our control, include, but are not limited to: the effectiveness and efficiency of our advertising and promotional activities; volatility in the market price of our Common Shares; the continued popularity of current social media models; our ability to retain and attract users of our services; our intention not to pay dividends; claims, lawsuits and other legal proceedings and challenges; competitive conditions in the real estate industry; and our prioritization of product innovation and user experience over short-term operating results.

The forward-looking statements are made only as of the date of this Prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this Prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis,” and elsewhere in this Prospectus. Factors that could cause our actual results to differ from the forward-looking statements include, but are not limited to:

•      our history of losses from operations;

•      our ability to generate sufficient revenues from the commercialization of our platform to fund our operations and become profitable;

i

•      our ability to build a user base for our services and adequately develop our technology;

•      the pace and degree of technological change;

•      our ability to obtain the additional financing that we require to meet our long-term needs;

•      our dependence on key personnel, including our executive officers;

•      our ability to effectively manage our growth;

•      declines in or changes to the real estate industry; and

•      our ability to protect our intellectual property and other proprietary information technology.

Because forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

INDUSTRY DATA

Unless otherwise indicated, information contained in this Prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated and existing under the laws of the Province of British Columbia, Canada. All or a substantial portion of our assets are located outside of the United States and some or all of our officers and directors are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets are located outside of the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

The Company has been advised by its Canadian counsel, Bacchus Law Corporation, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Bacchus Law Corporation, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the Securities and Exchange Commission (the “SEC”), in relation to the registration statement on Form F-10 relating to the Prospectus, an appointment of agent for service of process on Form F-X. Under the Form F-X, we have appointed J. Chris Morgando as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of, related to or concerning an offering of securities.

CURRENCY PRESENTATION

In this Prospectus and documents incorporated by reference in this Prospectus, unless otherwise specified or the context otherwise requires, all references to “$”, “Cnd$” and “dollars” are to Canadian dollars unless otherwise noted. United States (US) dollars are denoted as “US$”. The following table sets forth, for each of the periods indicated, the period end noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one United States dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Year ended December 31
	2014	2013	2012
	$	$	$
High	1.1643	1.0697	1.0418
Low	1.0614	0.9839	0.9710
Average	1.1045	1.0299	0.9996
Period End	1.1601	1.0636	0.9949

The noon exchange rate on May 20, 2015, as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals Cnd$1.2212.

Investors should be aware that foreign exchange rate fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to future currency values. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada in which the Company is a reporting issuer. Copies of the documents incorporated herein by reference may be obtained on request without charge from RESAAS at #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada, telephone number (604) 558-2929, and are also available electronically at www.sedar.com.

The following documents of RESAAS which have been filed with the securities commission or similar regulatory authority in each of the provinces of Canada in which the Company is a reporting issuer, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)   the management proxy circular dated May 22, 2014 relating to the annual meeting of shareholders of the Company held on June 30, 2014;

(b)   the annual information form dated May 11, 2015 for the year ended December 31, 2014;

(c)   the audited consolidated financial statements as at and for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the report of the auditor thereon (the “Annual Financial Statements”);

(d)   the amended and restated management’s discussion and analysis of financial condition and results of operations in respect of the Annual Financial Statements;

(e)   the audited consolidated financial statements as at and for the years ended December 31, 2013 and December 31, 2012, together with the notes thereto and the report of the auditor thereon;

(f)    the unaudited interim consolidated financial statement for the three month periods ended March 31, 2015 and 2014 (the “Quarterly Financial Statements”); and

(g)   the management’s discussion and analysis of financial condition and results of operations in respect of the Quarterly Financial Statements.

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any material change reports (excluding material change reports filed on a confidential basis), interim financial statements, annual financial statements and the auditor’s report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by us with the securities commission or similar regulatory authority in each of the provinces of Canada in which we are a reporting issuer subsequent to the date of this Prospectus and prior to the termination of an offering are deemed to be incorporated by reference in this Prospectus. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F, registration statements under the United States Securities Act of 1933, as amended (the “Securities Act”) and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part if and to the extent expressly provided in such reports. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed in the second paragraph under “Documents Incorporated by Reference”; (ii) the consent of Saturna Group Chartered Accountants LLP, Chartered Accountants; (iii) the consent of KPMG LLP; (iv) the consent of Bacchus Law Corporation; and (v) powers of attorney from directors and officers of the Company.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing in our Securities. You should read this entire Prospectus carefully, especially the section entitled “Risk Factors” beginning on page 7 before making an investment decision.

As used in this Prospectus, references to “we,” “us,” “our,” the “Company” or “RESAAS” refer to RESAAS Services Inc. and its subsidiaries.

OVERVIEW

Our Company

RESAAS has developed a cloud-based social business software platform for the real estate services industry.

We have created a suite of tools which integrate with the platform, including an enterprise social network, a global referral network, lead generation engine, listing management, client engagement modules, customer relationship management (CRM) tools, analytics, file sharing and advertising engine. These tools and functionality are made available exclusively to owners of real estate brokerage firms and brokers, licensed real estate agents, and Realtors (real estate professionals who are members of the National Association of Realtors) and are designed to increase user productivity through better communication and collaboration among users.

Our mission is to enable agents, Realtors and brokers to communicate effectively, connect instantly and engage meaningfully with one another through a platform built for their benefit. Our platform enables instant discussion and debate, both on a local and global scale, facilitating easier and richer communication within the real estate industry. We commenced operations of our website in February 2013 and have had nominal revenue from advertising. We began subscription revenue-generating activities for the RESAAS platform in January 2015. Since commencing operations, we have experienced substantial growth in the number of registered professional users of our platform.

•      We had 337,080 registered professional users, which includes agents, brokers and Realtors, as of March 31, 2015, an increase of 60% as compared to 200,878 registered professional users as of March 31, 2014.

•      We have a growing international professional user base. As of March 31, 2015, we had 285,254 professional users in North America and 51,826 professional users internationally.

•      Our platform generated 65,911 pieces of unique real estate content during the three months ended March 31, 2015.

•      We began offering premium service subscriptions in January 2015 and as of March 31, 2015, we had over 3,200 monthly paying subscribers for our premium services.

The RESAAS platform is designed specifically for real estate agents, Realtors and brokers to instantly connect with other industry professionals and potential business leads in a more modern and socially engaging environment. This professional real estate services industry platform, which is accessible through our website, allows professional users to set up public-facing profiles, connect with other registered professionals both inside and outside of their firm, add them to their network, and post “real estate broadcasts,” known as reblasts, to their network as well as to their profiles on other major social networking sites such as Facebook, Twitter and LinkedIn, so as to answer questions and announce new listings, open houses, price changes, sale notifications, market reports and new blog articles.

The RESAAS platform is also accessible via our smart phone and tablet apps (for iPhone and Android) allowing real estate professionals to stay up-to-date with their content on the go.

Our platform is designed with a focus on search engine optimization (SEO) by ensuring that changes to our users’ profile pages are submitted and exposed to major search engines in real time. Users also are able to synchronize their account with Facebook personal pages, Facebook Business pages, Twitter and LinkedIn, allowing each post on RESAAS to automatically be sent out to those networks as well should the user choose to do so.

We also offer professional real estate agents, Realtors or brokers who have registered on our website and have received a profile page the ability to actively market themselves to the public and the ability to create, manage and track the performance of their own highly-targeted social advertisements using our internally-built advertisement engine. Professional users on RESAAS are able to upload their listings, announce open houses and successful sales, create referrals, and generate leads by interacting with professionals in other markets.

With our robust features, RESAAS also is an all-in-one social media platform for real estate professionals that provides them with control over their professional social media experience. Using online technology through our platform can provide faster, easier and more effective industry-specific communication between participants in the real estate industry.

Industry Background and Our Market Opportunity

Industry

Market Opportunities

The residential real estate industry, one of the largest sectors of the U.S. economy, is undergoing a profound transformation. Technology is changing the way that consumers search for homes and the way in which real estate professionals attract clients and build their businesses. As a result, the real estate market is an industry that has become heavily Internet-based. Interested home buyers are able to search and view property listings, photographs and other details online locally as well as in other cities or even internationally. Real estate professionals also have expanded their Internet presence to interface with their clients and to build social networks and referral opportunities with their peers both locally and nationally. Prior to the establishment of RESAAS, there has not been an all-inclusive dedicated platform commercially developed for the purpose of connecting real estate industry professionals.

In addition, as the U.S. housing market continues to recover from its recent unprecedented downturn, real estate professionals are seeking more effective ways to market themselves and achieve a greater return on their marketing investment. These trends present significant opportunities to capitalize on shifts in behavior. Sales of approximately 5.1 million existing and 429,000 new homes in the United States in 2013 had an aggregate transaction value of approximately $1.39 trillion, according to data published in 2014 by the U.S. Census Bureau and the National Association of Realtors. We believe that we are well positioned to service this expansive real estate market with our platform that caters to real estate professionals, helping them connect with other professionals both inside and outside their respective markets.

Fragmented, Local and Complex Market

The market for residential real estate transactions and home-related services is highly fragmented, local and complex. Brokers, Realtors and licensed real estate agents work through a vast network of local, regional and national associations. In North America there are more than 1,300 regional associations, state and provincial associations and national real estate associations, and many of such associations operate their own respective multiple listing services (MLS). Real estate agents generally operate in local markets as independent contractors with different experiences and skills and often need to provide referrals for listings outside of their local market. These conditions create challenges for consumers and real estate professionals alike. Consumers are challenged to find real estate professionals who fit their individual needs and real estate professionals may have limited ability to generate referral sources from outside their immediate areas. Historically, consumers have had minimal access to real estate agents outside of their local markets. The relatively recent consumer access to Internet listings and real estate data has prompted real estate professionals to seek new ways to efficiently advertise their services and identify new clients, and to measure the effectiveness of their marketing efforts. This new-found connectivity has also increased the opportunity for a platform such as RESAAS to assist real estate professionals to seek and give referrals to other professionals operating outside of their respective markets.

Competitive Advantage

We consider our competitive advantage to be our all-in-one platform, which is an integrated technology platform targeted at real estate industry professionals, providing a number of services in one online location to all industry participants. To our knowledge, there is currently no other competitor offering a comparable integrated solution to the real estate industry. We also believe that our integrated service will appeal to real estate industry professionals by allowing them to be more efficient and effective in branding their services, creating and managing their property listings remotely, and communicating with their clients.

Our Platform

The main components of our platform, which are accessible on the RESAAS website or from a smartphone or tablet using our apps, are:

•      RESAAS Social Network: is a professional social networking platform, which allows real estate industry professionals to set up profile pages, connect with other registered professionals and add them to their network on RESAAS. They post “real estate broadcasts,” known as reblasts, to their own network on RESAAS as well as to their networks on major social networking sites such as Facebook, Twitter and LinkedIn, to announce new listings, open houses, price changes, successful sales, etc.

•      RESAAS Referral Network: is a solution provided to brokerages, franchises, associations and other real estate organizations for the purpose of enhancing referrals internally. This can be either a white-labeled, custom branded private system, or kept open to feed off the entire RESAAS user base.

•      RESAAS Real-time Notifications: allows premium tier users to receive alerts in real-time to notify them when a new referral is added that matches their location or the location of one of their active listings.

•      RESAAS Notifications: allows real estate agents, Realtors and brokers to receive notifications of new activity performed on the RESAAS platform, such as when another user on the platform sends a connection request, makes a comment on their reblast, or makes a comment on a reblast they have also commented on.

•      RESAAS ShareCRM: allows real estate professionals to easily stay top-of-mind with prospective and past clients alike, by sharing real estate content directly from the RESAAS platform, and allowing professionals to capture feedback and trends from their client base.

•      RESAAS ShareFile: allows professionals to upload, store, browse, search, share and download files securely inside the RESAAS platform, with support for multiple language versions of files.

•      RESAAS Analytics: allows professionals to track activity and see exactly who has viewed their profile or their individual listings. This makes capturing interest and leads easier.

•      RESAAS Listing Pages: allows professionals to quickly and easily create marketable listings for the properties they manage. They can upload an unlimited amount of high-quality photos for each listing, as well as attach listing videos (via YouTube and Vimeo), and share them via Facebook, Twitter, LinkedIn and Pinterest. Both professionals and home shoppers who view the listing are able to message the agent directly.

•      RESAAS Agent Discovery: allows real estate professionals to discover other real estate professionals either by geographical location, or franchise, brokerage or association membership. Upon search and selection, each agent’s profile page can be viewed, showing a digital biography of the agent’s real estate knowledge and activity on the RESAAS platform.

•      RESAAS Dashboard: provides professionals with a secure area to manage their RESAAS profile page and access various services and components of the platform, including property listing pages, connections and contacts, reblasts, and the ability to sync a user’s RESAAS account to other social networks, such as Facebook, Twitter and LinkedIn.

•      RESAAS Learn: allows professionals to ask topical questions of other real estate professionals in real time. This is a lead-generation tool that allows professionals to display their knowledge and grow their referral network.

•      RESAAS API: allows authorized third parties and select partners to connect to RESAAS, either by providing data to our platform, or extracting data from it.

•      AdSAAS: is a proprietary advertisement engine hosted within the platform that allows businesses and services in the real estate industry to reach a highly targeted network of real estate professionals on RESAAS by creating online advertisements with customized design, positioning, geo-targeting and budget, as well as in-depth results and analytics. AdSAAS users have the option to create in-feed advertisements, which professionals can then engage with comments, likes and clicks, or advertisements that appear within the right-side column on the RESAAS website.

Value for Real Estate Professionals

Our goal is to empower real estate industry professionals by providing an integrated all-in-one real estate services industry platform, which we believe will significantly impact the business practices of real estate industry professionals in the following ways:

•      Connect with Fellow Professionals. The platform provides real estate industry professionals with the ability to connect instantly with the people they do business with by utilizing current online methods of social networking.

•      Generate Referrals. Professional real estate agents, Realtors and brokers have the ability to create personalized profile pages to market their services as a real estate professional to other users in different markets.

•      Stay Current. Real estate professional users have the ability to view new happenings on the RESAAS platform, such as active listings and price drops, new reblasts activity and other information about listings of interest to their clients, all in real-time.

•      Manage Property Listings. Real estate professional users have the ability to add new property listings to our website quickly, with a listing video and an unlimited amount of high-quality photos, and to update their existing listings at any time, which they can do remotely from a mobile or tablet device.

•      Brand Marketing. Every professional user on our platform receives a search engine optimized profile page, which is public-facing and can be viewed by both prospective clients and other real estate agents using their unique RESAAS URL. The profile page allows users to advertise their brand and their business in a socially engaging manner to a wide audience online.

•      Social Media Synchronization. Real estate professionals have the ability to synchronize their RESAAS account to other social media networks (e.g. Facebook, Twitter and LinkedIn). This enables every reblast they post on RESAAS to automatically be sent out to their other social network accounts as well, dramatically increasing their online social presence.

•      Have an Office on the Go. Through our smart phone apps and iPad and tablet-friendly website, professional real estate agents, Realtors and brokers have access to a remote office, allowing them to access the dashboard that includes a number of tools such as a contact list feature, the ability to create and update property listings, answer questions, send out reblasts and message other professionals via the RESAAS platform.

•      Enhance Brokerage Offerings. By providing our agent networking system to select partners on a private and white-labeled basis, we allow brokerages to provide their agents with simple tools to enhance internal communication and awareness, thereby allowing their agents to achieve more and increase real estate transactions in which both sides of the deal are under the roof of a single brokerage.

Value for Advertisers

We offer advertisers who are marketing products and services to real estate industry participants the unique combination of an industry-specific target audience and reach:

•      Target Audience. Advertisers can offer products and services to our registered real estate agents, Realtors and brokers, as well as other real estate industry participants registered on the RESAAS platform. Examples of such products and services that could be advertised are: home staging, mortgage loans, appraisals and photography. These advertisements will appear either in-feed, within the right-side column of the website or as a reblast. Advertisements will never appear on a user’s public profile page.

•      Reach. We currently have initial penetration in major cities in Canada and the United States. We plan to grow our business and platform in a number of metropolitan centers across North America and Europe, which will eventually allow our advertisers to reach a wide audience with a single advertising purchase.

•      Sell. Through the RESAAS marketplace, top businesses that service the real estate industry can sell their product or service for an exclusive, discounted price offered to our professional users. Only professional users are given access to these exclusive deals.

Revenue Generating Services

In January 2015, we began offering premium subscription services to our professional user base. Prior to 2015, we generated nominal revenue from the sale of advertising. While we continue to look for additional streams of revenue and advertising partners, we expect that our revenue generation will primarily come from conversion of our user base to paid premium service subscriptions.

Premium Services

Premium services revenue is generated through the sale of subscription-based services. We offer three premium service packages: RESAAS Premium, Broker Premium and Enterprise. Each package provides a suite of exclusive business-generating tools, which are accessible to professional users through a subscription-based model, with both monthly and annual payment options available. In combination, these exclusive tools help such users target business-to-business, business-to-consumer, and consumer-to-business revenue sources.

Advertising Revenues

Advertising revenue is generated through AdSAAS, our proprietary advertisement engine hosted within the RESAAS platform, which allows businesses and services in the real estate industry to reach a highly targeted network of professional real estate agents, brokers and Realtors. AdSAAS users are able to create online advertisements with customized design, positioning, geo-targeting and budget, as well as in-depth results and analytics. Advertisements can appear either in-feed, within the right-side column of the website or as a reblast.

Our Growth Strategy

Over the next 12 months, we plan to grow our operations and business as follows.

•      Grow and Commercialize the RESAAS Platform. We plan to continue with the commercialization phase of our platform by offering premium services to real estate agents and brokerages and the conversion of our users to paying premium users. By analyzing existing user data we intend to further improve our platform with enhancements to increase user retention. Additionally, we intend to offer enterprise-focused features to the wider audience of general real estate agents who independently use our platform.

•      Marketing. We plan to continue implementing our complete integrated marketing plan to enhance awareness of the RESAAS brand and drive new professionals to the site within our target market, particularly in North America. Our marketing plan is to increase awareness across the services side of the real estate industry, including but not limited to press coverage, digital marketing, email marketing, major trade show sponsorship, public speaking opportunities, strategic alliances, ambassador awareness programs, increased community outreach, coaching endorsement and general above-the-line marketing.

•      Staffing. We intend to hire additional staff to join our engineering, marketing, sales and customer service departments as well as to hire industry veterans to bolster our immediate outreach into specific sectors of the real estate space. Additional software engineers will be brought in to expedite our speed to market in delivering new benefits and improvements to the existing product and wider platform. Our current customer support team will be expanded to cater for the influx of agents and corporate groups utilizing RESAAS.

•      Internationalization and Localization. We plan to further the globalization of the platform and to cater for the increasing interest from European and South American real estate services professionals. Additionally we plan to add at least six new languages, to include Czech, Finnish, Greek, Hungarian, Indonesian and Tagalog.

•      Third-party Partnerships. We plan to develop additional partnerships with third-party application developers for our platform by opening up our existing application program interface to select third-party vendors and developers to allow for rich integrations, specifically the flow of inbound content and the push of processed data outbound.

Risks Related to Our Business and Industry

Our ability to successfully implement our business strategy is subject to numerous risks, including our ability to obtain financing, such as by the sale of Securities under this Prospectus. These risks are more fully described in the section entitled “Risk Factors” immediately following this Prospectus summary and include, among others:

•      We have a history of losses and limited revenue and may not achieve profitability in the future.

•      We are dependent upon premium service subscriptions and renewals, the sale of advertising, the addition of new users and the continued growth of the market for our platform.

•      If subscription renewal rates decrease, or we do not accurately predict subscription renewal rates, our future revenue and operating results may be harmed.

•      If we are unable to maintain a sufficient user base or user interaction, our ability to sell advertising may be diminished thereby adversely affecting our future revenue and operating results.

•      We face significant competition from both established and new companies offering Internet-based services for the real estate industry and other related applications, as well as internally developed software, which may harm our ability to add new users, retain existing users and grow our business.

•      If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.

•      We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

•      The concentration of our capital stock ownership with insiders as of May 20, 2015 is approximately 30%, and will likely limit your ability to influence corporate matters including the ability to influence the outcome of director elections and other matters requiring shareholder approval.

Corporate Information

We were formed under the Business Corporations Act (British Columbia) on June 4, 2009. Our principal executive offices are located at #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada. Our telephone number is (604) 558-2929. We maintain a website at www.resaas.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this Prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies.

We may take advantage of available reduced reporting obligations until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which fifth anniversary will occur in 2020. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds US$1.0 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company.

Implications of Being a Foreign Private Issuer

Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of The NASDAQ Capital Market, including the proxy rules, the short-swing profits recapture rules and certain governance requirements, such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies registered under the Exchange Act.

RISK FACTORS

Investing in our Securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this Prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” before deciding whether to invest in our Securities. The occurrence of any of the events or developments described below could harm our financial condition, results of operations, business and prospects. In such an event, the market price of our Common Shares could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may have similar adverse effects on us.

Risks Related to Our Business

We have a limited operating and revenue generation history, are not profitable and may never become profitable.

We have a limited operating history and are in the process of establishing partnerships, relationships and building brand recognition with real estate professionals and real estate service providers who have registered to use our technology. We were incorporated in June 2009, and spent the following three years in a closed beta program developing our technology. We launched our platform in February 2013 and opened access to the platform to real estate professionals from around the world. In January 2015, after a two-year period of significant user growth, we began to offer premium services to our user base for a monthly or annual fee. As a result, we have a limited history of revenue generation. We have experienced losses in the past and we may not sustain profitability in the future. Additionally, there is no guarantee that the commercialization of our platform will be successful or that our target audience of real estate professionals and real estate service providers will continue to use the platform. We anticipate that it may take several years to achieve positive cash flow from operations. There can be no assurance that there will be continued or increased demand for our products or services or that we will become profitable.

Our ability to build a user base for our services and our future operating success are heavily dependent on real estate professionals’ continued use of our Internet-based service.

Internet usage for commerce, especially by real estate agents, Realtors and other real estate industry participants that have historically relied upon other means of advertising, communicating, updating property listings or storing documents generally requires a willingness to learn and accept new ways of conducting business. In particular, individual real estate agents and Realtors who belong to a brokerage firm may have access to established document management systems, advertising channels and in-house property listing creation services and may be reluctant or slow to adopt new technologies that may result in their existing personnel and infrastructure becoming obsolete. To the extent that real estate agents, Realtors and broker firms do not consider our platform to be a useful or viable commercial medium, we may be unable to develop a revenue-generating user base. The success of our platform and our resulting ability to generate advertising revenues from ads placed within the platform feed are substantially dependent on Internet usage by users on our platform. Even if we are able to establish a user base, there can be no guarantee that professional users will be willing to use any of our subscriber fee-based services, which would also limit our revenue generating abilities.

We require significant expenditures of capital in order to expand our user base and to continue to enhance our technology and may require additional capital to pay for ongoing development costs in the future.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations to meet our long-term needs under our current operating plans to grow our user base and to continue to enhance our platform. If we are not able to obtain the necessary additional financing through an offering or otherwise, we may be forced to reduce, delay or cancel our planned commercial activities, or curtail or cease our operations. We may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, or sales and marketing programs.

We may seek to obtain additional funds primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current shareholders and to you.

Our independent auditors have expressed their concern as to our ability to continue as a going concern.

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the year ended December 31, 2014 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. As at December 31, 2014, we had generated nominal revenue in the amount of $6,707, and had an accumulated deficit of $18,442,456. In order to continue as a going concern, we must effectively use the funds we now have to begin to generate revenue from our platform and raise additional capital from equity financings such as an offering under this Prospectus. If we are not able to do this, we may not be able to continue as an operating company.

Our products and services are dependent upon advanced technologies that are susceptible to rapid technological change.

There can be no assurance that our products and services will not be seriously affected by, or become obsolete as a result of, technological changes. Although we do not believe there is a comparable all-in-one technology platform currently available to provide similar services to the real estate industry, there is a risk that a competitor may develop a similar platform that includes features more appealing to real estate industry participants or that uses more advanced technology not currently supported by our platform. There is also the risk that different platforms might nonetheless prove more appealing than ours. The occurrence of any of these events could decrease the amount of interest and use of our platform.

Some of our products and services are dependent upon social media models that are susceptible to change.

Several of our key products and services utilize a social media model akin to those seen in Facebook, Twitter and LinkedIn (user profiles, news feeds and the like) and one of our tools, reblasts, expressly links to those prominent services. This social media model has proven very popular, as the success of those and other services illustrates. However, there is no guarantee that this model will remain popular. If a different model of interacting with the Internet were to become popular, interest in social media models generally, or our social media model in particular, might decrease, and this could result in decreased usage of our products and services.

Our platform and future changes to the platform could fail to attract or retain users or generate revenue.

Our ability to retain, increase and engage our user base and to increase our revenue will depend heavily on our ability to develop our technology. We may introduce significant changes to our existing platform or develop and introduce new and unproven features. If new or enhanced features fail to engage users, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected. In the future, we may invest in new technology and initiatives to generate revenue, but there is no guarantee these approaches will be successful. If we are not successful with new approaches to monetization, we may not be able to maintain or grow our revenue as anticipated or recover any associated development costs, and our financial results could be adversely affected.

Defects or disruptions in the rollout of our new products and product enhancements could diminish demand for our service, adversely affect our reputation or subject us to substantial liability.

Like many Internet-based companies, we provide frequent incremental releases of software updates and functional enhancements. Such new versions frequently contain undetected errors when first introduced or released. We have, from time to time, found defects in our platform, and new errors in our existing platform or service may be detected in the future. In addition, our customers may use our platform in unanticipated ways that may cause a disruption in service for other customers. Since our customers use our platform for important aspects of their business, any errors, defects, disruptions in service or other performance problems with our platform could hurt our reputation and may damage our customers’ businesses. Further, if we suffer extended periods of unavailability for our platform, we may be contractually obligated to provide premium users with credits for future service, and there would be a negative impact on our reputation. Although we attempt to limit our liability via our Terms of Use, any errors, defects, disruptions in service or other performance problems with our platform could result in litigation against us, and such litigation could result in substantial, material liability for us, as well as material legal expenses.

Interruptions or delays in service from our third-party cloud storage providers for the RESAAS platform, or the loss or corruption of cloud-based data, would impair the delivery of our service and harm our business.

We currently serve our RESAAS.com users from third-party cloud storage providers based in the U.S. The use of cloud storage providers results in less direct control over our platform and data. Such third parties may also be vulnerable to security breaches and compromised security systems, which could adversely affect our reputation and result in litigation or liability.

Additionally, interruptions in our service, or loss or corruption of data, may reduce our revenue, cause us to issue credits or pay penalties, cause professional users to terminate their premium subscriptions and adversely affect our renewal rates and our ability to attract new users. Our business will also be harmed if our users and potential users believe our technology is unreliable.

Spam by users could diminish user experience on our platform, which could damage our reputation and deter our current and potential users from using our products and services.

“Spam” on our platform refers to a range of abusive activities that are prohibited by our terms of use for those accessing our platform and is generally defined as unsolicited actions that negatively impact other users with the general goal of drawing user attention to a given account, site, product or idea. This includes posting large numbers of unsolicited mentions of a user, duplicate feeds, misleading links (e.g., to malware or click-jacking pages) or other false or misleading content, and aggressively following and un-following accounts, adding users to lists, sending unsolicited invitations, reposting feeds and favoriting feeds to inappropriately attract attention. While we actively monitor usage of our platform features, if we are unable to effectively manage spam on our platform, our reputation for delivering relevant content could be damaged, user engagement could decline, and our operational costs could increase.

We prioritize product innovation and user experience over short-term operating results, which may harm our revenues and operating results.

We encourage employees to develop and help us launch new and innovative features. We focus on improving the user experience for our platform and on developing new and improved functionality for the users of our platform. We prioritize innovation and the experience for users over short-term operating results. We frequently make decisions related to our platform that may reduce our short-term operating results if we believe that the decisions are consistent with our goals to improve the user experience and performance for our users, which we believe will improve our operating results over the long term. For example, we began only a limited product release on our platform in January 2013 for proper user testing prior to our full-scale release of our revenue-producing premium products in January 2015. Such long-term development decisions may not be consistent with the short-term expectations of investors and may not produce the long-term benefits that we expect, in which case our user growth and user engagement, our relationships with customers and our business and operating results could be harmed. In addition, our focus on the user experience may negatively impact our relationships with our existing or prospective customers. Delay in further developing our platform or expanding our services increases the risk that competitors may become established and may negatively impact our relationship with both current and prospective users. This could result in a loss of users and platform partners, which would harm our revenues and operating results.

We may face lawsuits or incur liability as a result of content published, made available through, or linked to our social media platform.

Since our platform offers social media features we may face potential liability relating to content that is published, made available through, or linked to our platform. Moreover, our platform is open to registered users for posting user-generated content. Although we require our users to post only legally compliant and inoffensive materials, a third party may still find user-generated content postings on our platform offensive and take action against us in connection with the posting of such information. The nature of our business exposes us to claims related to defamation, intellectual property rights, rights of publicity and privacy, illegal content, content regulation and personal injury torts. Moreover, such claims may increase if and as our user base grows. We could incur significant costs investigating and defending these claims. If we incur costs or liability as a result of these events, our business, financial condition and operating results could be adversely affected.

Federal, state and foreign laws impose certain obligations on the senders of commercial emails, which could minimize the effectiveness of our services, limit our ability to market to prospective users and impose financial penalties for noncompliance.

Canada’s anti-spam legislation (CASL) establishes certain requirements for commercial email, short message service (SMS), social media and instant messaging messages and specifies penalties for the transmission of commercial messages that are intended to deceive the recipient as to source or content. The U.S.’s CAN-SPAM Act establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. CASL and the CAN-SPAM Act, among other things, obligate the sender to provide recipients with the ability to opt out of receiving future messages from the sender. In addition, some U.S. states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act. Other countries, such as those in the European Union and Asia, may have analogous laws and regulations.

The ability of recipients of messages from our users of our platform to opt out of receiving messages may minimize the effectiveness of our services for our premium users. In addition, noncompliance with CASL, the CAN-SPAM Act or other applicable laws and regulations carries significant litigation, regulatory investigation, liability and related risks. If our platform or e-mails generated therefrom were found to be in violation of CASL or the CAN-SPAM Act or similar state or international laws regulating the distribution of commercial messages, whether as a result of violations by our users or if we were deemed to be directly subject to and in violation of these requirements, we could incur significant penalties, and significant litigation and investigation-related expenses, and any inquiries might impact the deliverability of our commercial email regardless of outcome. This would adversely affect our operating results and financial condition and significantly harm our business, and our reputation would suffer. We could also be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain users or could increase our operating costs.

As Internet commerce develops, federal, state, provincial and foreign governments may propose and implement new taxes and new laws to regulate Internet commerce, which could increase our operating costs and negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal, state, provincial or foreign governments becomes more likely. Our business could be negatively impacted by the enforcement of existing laws and regulations or the enactment of new laws applicable to interactive marketing. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our users in the form of increased fees. In addition, federal, state and foreign governmental or regulatory agencies may decide to impose taxes on services (including our services) provided over the Internet. Such taxes could discourage the use of the Internet as a means of commercial marketing, which would adversely affect the viability of our services.

If Internet search engines’ methodologies are modified or search result page rankings for our platform-generated profile pages or URLs decline for other reasons, the value of our reblast tool may be diminished and user engagement in our websites and online communities could decline.

Certain of our platform’s tools, including reblasts, allow for the generation of URL links that can be posted to other social media websites, and our user profile pages are searchable through most search engines. Our competitors’ SEO efforts may result in their websites receiving a higher search engine result page ranking than that of our links or profiles, or Internet search engine companies could revise their search algorithms in ways that are detrimental to the visibility of such links. If we are unable to adapt to these revisions, this could adversely affect the performance of certain functions of our platform and our tools may become less attractive to existing and prospective users.

The future growth and profitability of our business will depend on the effectiveness and efficiency of our advertising and promotional activities.

Our future growth is dependent upon the effectiveness and efficiency of our advertising and promotional expenditures and including our ability to:

•      Create greater awareness of our technology and services;

•      Determine the appropriate creative message and media mix for future advertising expenditures; and

•      Effectively manage advertising and expenditures costs in order to maintain acceptable operating margins.

There can be no assurance that our advertising and promotional expenditures will result in revenues in the future or will generate awareness of our technologies or services. In addition, no assurance can be given that we will be able to manage such expenditures on a cost-effective basis.

If we fail to retain current members of our senior management, or to attract and keep additional key personnel, our business and prospects could be materially adversely impacted.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and technical personnel. We are highly dependent upon our senior management, particularly Cory Brandolini, Thomas Rossiter and Cameron Shippit. The loss of services of any of our key personnel could adversely affect our ability to successfully commercialize our platform.

In addition, competition for qualified technical, sales and marketing staff, as well as officers and directors, can be intense and no assurance can be provided that we will be able to attract or retain key personnel in the future, which may adversely impact operations.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

Future growth will place a significant strain on our management, administrative, operational and financial infrastructure. We anticipate this growth will be required to address increases in our platform offerings and continued expansion, including expansion into other countries. We anticipate we may need to open additional physical offices in various countries. Our success will depend in part upon the ability of our management team to manage this growth effectively. To do so, we must continue to recruit, hire, train, manage and integrate a significant number of qualified managers, technical personnel and employees in specialized roles within our company, including in technology, sales and marketing. If our new employees perform poorly, or if we are unsuccessful in recruiting, hiring, training, managing and integrating these new employees and offices, or retaining these or our existing employees, such failures could have a negative impact on our business, results of operations or financial condition.

In addition, to manage the expected growth of our staff, operations and geographic expansion, we will need to continue to improve our information technology infrastructure, operational, financial and management systems and procedures. Our anticipated additional staff and capital investments will increase our costs, which will make it more difficult for us to address any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to successfully execute our business plan, which could have a negative impact on our business, results of operations or financial condition.

Seasonality may cause fluctuations in our traffic, revenue, operating expenses and operating results.

From time to time, we may experience seasonality in premium service revenue and advertising due to fluctuations in traffic to our platform. Based on historic trends affecting the real estate industry, we expect that in the fourth quarter of each year, traffic to our platform will decline and cause our revenue to grow more slowly than in other quarters or decline sequentially.

Declines in, or changes to, the real estate industry could adversely affect our business and financial performance.

Our business and financial performance are affected by the health of, and changes to, the residential real estate industry, particularly in North America. Home-buying patterns are sensitive to economic conditions and tend to decline or grow more slowly during periods of slow growth or economic downturns. A decrease in home purchases could lead to reductions in user traffic, reductions in subscriptions by real estate professionals, and a decline in marketing expenditures by real estate professionals. Furthermore, online advertising products may be viewed by some existing and potential advertisers on our platform as a lower priority, which could cause advertisers to reduce the amounts they spend on advertising, terminate their use of our services, or default on their payment obligations to us. In addition, we may become subject to rules and regulations in the real estate industry that may restrict or complicate our ability to deliver our services. These changes would harm our business and operating results. Most recently, beginning in 2008, domestic and global economic conditions deteriorated rapidly, resulting in a dramatic slowdown in the housing market, which led to a decrease in advertising spending in the real estate industry. In addition, changes to the regulation of the real estate industry and related areas, including mortgage lending and the deductibility of home mortgage interest, may negatively affect the prevalence of home purchases. Real estate markets also may be negatively impacted by a significant natural disaster, such as an earthquake, fire, flood or other disruption. Declines or disruptions in the real estate market or increases in mortgage interest rates could reduce demand for our technology and services and could have a negative impact on our business, results of operations or financial condition.

We are subject to certain risks associated with our international operations.

We have recently expanded our platform internationally and conduct business in various countries throughout Europe, North America and Asia. We plan to continue to expand our foreign operations in the future. Certain risks are inherent in these international operations, including without limitation: (1) vigorous regulation of the Internet and user-generated content on social media platforms; (2) difficulty complying with a variety of ever-changing foreign laws and regulations, or Canadian laws and regulations applicable abroad, some of which may conflict with one another, including among others tax, labor, employment and anti-bribery laws, among others; (3) varying foreign laws and regulations for the real estate industry, its professionals and data related thereto; (4) difficulty enforcing agreements, intellectual property rights and collecting receivables through certain foreign legal systems; (5) complexities of managing a multinational organization; (6) general economic and political conditions or terrorist activities in countries where we operate; and (7) longer payment cycles for foreign users or advertisers than for users or advertisers in the United States and Canada. If we do not respond adequately to these risks, it could have a negative impact on our business, results of operations or financial condition.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, including in the United States, and we could be obligated to pay additional taxes in various jurisdictions.

As a multinational organization that operates in numerous jurisdictions in the United States and around the world, we may be subject to taxation in several jurisdictions with increasingly complex tax laws, the application of which can be uncertain. The authorities in these jurisdictions, including state and local taxing authorities in the United States, could successfully assert that we are obligated to pay additional taxes, interest and penalties. In addition, the amount of taxes we pay could increase substantially as a result of changes in applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a negative impact on our business, results of operations or financial condition. The authorities could also claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a negative impact on our business, results of operations or financial condition.

We are exposed to fluctuations in currency exchange rates.

We face exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. Our operating results could be negatively affected depending on the amount of expense denominated in foreign currencies, primarily the United States dollar. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. In addition, our operating results are subject to fluctuation if our mix of Canadian and foreign currency denominated transactions and expenses changes in the future. Although we may apply certain strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Additionally, as we anticipate growing our business further outside of Canada the effects of movements in currency exchange rates will increase as our transaction volume outside of Canada increases.

Risks Related to Data Storage

We are subject to Canadian, U.S. and foreign data privacy and protection laws and regulations as well as contractual privacy obligations, and our failure to comply could subject us to fines and damages and would harm our reputation and business.

We are subject to the data privacy and protection laws and regulations adopted by federal, state, provincial and foreign governmental agencies. Data privacy and protection is highly regulated in some jurisdictions, and may become the subject of additional regulation in the future. Privacy laws restrict our storage, use, processing, disclosure, transfer and protection of non-public personal information, including credit card data, provided to us by our users. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with federal, state, provincial or international laws, including laws and regulations regulating privacy, data or consumer protection, could result in proceedings or actions against us by governmental entities or private parties.

The regulatory framework for privacy and data protection issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at providers of mobile and online resources in particular. In addition, as we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual European Union member countries have discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. Complying with any additional or new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

We are subject to the privacy and data protection-related obligations in our contracts with our customers and other third parties, including voluntary third-party trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of Canada, the United States, foreign or international regulatory authorities. We may also be contractually liable to indemnify and hold harmless our users from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services. Finally, we are also subject to contractual obligations and other legal restrictions with respect to our collection and use of data, and we may be liable to third parties in the event we are deemed to have wrongfully used or gathered data.

Any failure by us or a third-party contractor providing services to us to comply with applicable privacy and data protection laws, regulations, self-regulatory requirements or industry guidelines, our contractual privacy obligations or our own privacy policies, may result in fines, statutory or contractual damages, litigation or governmental enforcement actions. These proceedings or violations could force us to spend significant amounts in defense or settlement of these proceedings, result in the imposition of monetary liability, distract our management, increase our costs of doing business, and adversely affect our reputation and the demand for our products and services.

If the security of our users’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed and we may be exposed to liability.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business and reputation. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of the privacy of a real estate professional (one of our users) or a real estate professional’s client (a home buyer or seller). In addition, errors in the storage, use or transmission of personal information could result in such a breach of privacy.

We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent (e.g., due to software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. Such attacks are growing in number and severity against companies large and small in all sectors of the economy. We may in the future experience successful attempts by third-parties to obtain unauthorized access to our data despite our security measures. Since techniques used to obtain unauthorized access change frequently, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. Any willful or accidental security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive investigation and litigation, extensive downtime of our systems and other possible liabilities.

If our security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our users’ data, our relationships with our users will be severely damaged, and we could incur significant liability and loss of brand equity and goodwill. In addition, many jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity and may cause our users to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose users or fail to acquire new users.

If we experience compromises to our information technology as a result of security lapses, technical difficulties or otherwise that result in performance or availability problems of our cloud-based platform, the complete shutdown of our platform, or the loss or unauthorized disclosure of confidential information, our partners or users may be harmed or lose trust and confidence in us, and decrease the use of our platform or stop using our platform in its entirety, and we would suffer reputational and financial harm. Our third-party vendors may also suspend or discontinue their relationships with us. Additionally, in the future, we could be subject to regulatory investigations and litigation in connection with a security breach or related issue, and we could also face regulatory fines and be liable to third parties for these types of breaches. For example, we work with third-party vendors to process credit card payments by our users and are subject to payment card association operating rules. If our security measures fail to protect this information adequately or we fail to comply with the applicable operating rules, we could be liable to both our users for their losses, as well as the vendors under our agreements with them, we could be subject to fines and higher transaction fees, we could face regulatory action, and our users and vendors could end their relationships with us, any of which could harm our business, results of operations or financial condition.

There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We currently do not have general liability insurance. We also cannot provide assurances that general liability insurance coverage will be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that if we obtain such insurance the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a negative impact on our business, results of operations or financial condition.

Risks Related to Intellectual Property

If our intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

Our success depends on the use and development of our platform and related technology, products and services as well as our data analysis techniques, and internal systems and procedures that we have developed specifically to serve our user base in the real estate industry. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and assignment of invention and non-disclosure agreements to protect our platform, systems and data procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights, or that third parties will not independently develop functionally equivalent or superior platforms or technologies. We believe that our platform and related technologies and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future, or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims, or whether we are ultimately successful in defending against such claims.

As part of our confidentiality procedures, we generally enter into assignment of invention and non-disclosure agreements with our employees, directors, consultants and corporate partners who have access to our key intellectual property, and we attempt to control access to and distribution of our technologies, documentation and other proprietary information. Despite these procedures third parties may copy or otherwise obtain and make unauthorized use of our technologies or other proprietary information or independently develop similar technologies or information. The steps that we have taken to prevent misappropriation of our technologies or other proprietary information may not prevent their misappropriation, particularly outside the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We also may be subject to claims of moral rights from employees and developers.

We have registered trademarks in Canada and a pending registration in the United States, but only for word marks, not our logo, and we have no registered trademarks in other countries.

Trademark protection is territorial. We have secured trademark registration for the word RESAAS in Canada and have a pending trademark application to register RESAAS in the United States. We have no trademark registration achieved or pending for our logo (only for the word mark).

We have secured trademark registration for ONE GIANT LEAP FOR REAL ESTATE, RESAAS — ONE GIANT LEAP FOR REAL ESTATE and REBLASTS in Canada.

We have not applied to register the trademark RESAAS or any other trademark in countries other than Canada and the United States.

Failure to adequately protect our intellectual property, in the United States and abroad, could harm our business and operating results.

Our business depends on proprietary technology and content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trademark, domain name, trade secret, and copyright law and contractual restrictions to protect our proprietary technology and content. Effective trademark, trade secret, copyright and domain name protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We also rely on copyright laws to protect software and certain other elements of our proprietary technologies. The failure to register for copyright protection may make it more difficult to protect our software or technology from infringement or to effectively obtain damages or otherwise vindicate our rights if infringement of our software or technology occurs. The intellectual property rights we obtain may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, circumvented, infringed or misappropriated. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming.

We may also be required to protect our proprietary technology and content in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which for reasons of cost or logistics we may not pursue in every location. In addition, effective intellectual property protection may not be available to us in every country, and the laws of some foreign countries may not be as protective of intellectual property rights as those in Canada or the United States. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States and elsewhere, and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Moreover, unauthorized parties may attempt to copy aspects of our platform’s features, software and functionality — some of which may be legally protectable but some of which may not – or obtain and use information that we consider confidential or proprietary.

Litigation or proceedings before the Canadian Intellectual Property Office, U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in Canada, the United States and abroad may be necessary in the future to enforce our intellectual property rights, including to protect our trademarks, trade secrets, copyrights and domain names and to determine the validity and scope of the proprietary rights of others. We may also be involved in disputes relating to the rights to, and ownership of, the intellectual property developed by our employees, consultants and others. Our efforts to enforce or protect our proprietary rights may be ineffective, resulting in the invalidation or narrowing of the scope of our intellectual property and could result in substantial costs and diversion of resources, which could harm our business, results of operations or financial condition. Attempting to enforce our intellectual property rights against third parties could also expose us to counterclaims from such third parties.

Our business could suffer if the jurisdictions in which we operate change the way in which they regulate user-generated content.

Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices related to user-generated content and that requires changes to these practices or the design of our platform or services. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims against third parties, including actions based on invasion of privacy, unfair competition, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. If immunities currently afforded to websites that publish user-generated content are limited, we may be compelled to remove content from our platform that we would otherwise publish, or restrict the types of businesses for which we promote digital offer content, among other changes. Such changes in law could increase our operating costs and make it more difficult for consumers and real estate professionals to use our platform, resulting in less user traffic and net revenues, and could have a negative impact on our business, results of operations or financial condition.

Risks Related to Our Securities

There is currently no market through which our Securities, other than our Common Shares, may be sold.

There is currently no market through which our Securities, other than our Common Shares, may be sold and, unless otherwise specified in the applicable prospectus supplement, our Warrants and Units will not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell the Securities, other than the Common Shares, purchased under this prospectus. This may affect the pricing of our Securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. There can be no assurance that an active trading market for our Securities will develop or, if developed, that any such market, including for our Common Shares, will be sustained.

The price of our Common Shares could be subject to volatility related or unrelated to our operations.

The trading price of our Common Shares could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed previously in this “Risk Factors” section of this Prospectus and others, such as:

•      our ability to attract new users;

•      the addition or loss of existing users, including through acquisitions or consolidations;

•      the timing of recognition of revenue;

•      the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•      network or server outages or security breaches;

•      infringement of or failure to protect intellectual property;

•      general economic, industry and market conditions;

•      premium user renewal rates;

•      increases or decreases in the number of features and functionality of our services or pricing changes upon any renewals;

•      changes in estimates used in the calculation of our income tax provision;

•      changes in our pricing policies or those of our competitors; and

•      variations in the real estate industry, which has historically been cyclical and general economic conditions in the United States and abroad.

In addition, the stock market, in general, or the market for stocks in our industry, in particular, may experience broad market fluctuations, which may adversely affect the market price or liquidity of our Common Shares. Any sudden decline in the market price of our Common Shares could trigger securities class-action lawsuits against us. If any of our shareholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management would be diverted from our business and operations. We also could be subject to damages claims if we are found to be at fault in connection with a decline in our share price.

No active U.S. market for our Common Shares exists or may develop, so you may be unable to sell your shares at or above the initial public offering price.

There has been limited volume of trading of our Common Shares in Canada, and there has been little or no market for our Common Shares in the U.S. market. Our Common Shares are currently listed on the CSE under the symbol “RSS” and quoted on the OTCQX Marketplace under the symbol “RSASF.” We have applied to list our Common Shares on The NASDAQ Capital Market under the symbol “RSAS.” Listing on The NASDAQ Capital Market will be subject to us fulfilling all of the applicable NASDAQ listing requirements. If no active trading market for our Common Shares develops or is sustained following an offering, you may be unable to sell your shares when you wish to sell them or at a price that you consider attractive or satisfactory. The lack of an active market may also adversely affect our ability to raise capital by selling securities in the future, or impair our ability to in-license or acquire other product candidates, businesses or technologies using our shares as consideration.

If securities or industry analysts do not publish research or reports about our company, or if they issue adverse or misleading opinions regarding us or our shares, our share price and trading volume could decline.

We do not currently have research coverage by securities and industry analysts, and if no significant coverage is initiated or maintained following an offering under this Prospectus, the market price for our Common Shares may be adversely affected. Our share price also may decline if any analyst who covers us issues an adverse or erroneous opinion regarding us, our business model, our intellectual property or our stock performance, or if operating results fail to meet analysts’ expectations. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline and possibly adversely affect our ability to engage in future financings.

Our principal shareholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to shareholder approval.

As of May 20, 2015, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially own in the aggregate approximately 30% of our outstanding Common Shares. As a result of their stock ownership, these shareholders have the ability to influence our management and policies, and may be able to significantly affect the outcome of matters requiring shareholder approval such as elections of directors, amendments of our organizational documents or approvals of any merger, amalgamation, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our Common Shares that you may feel are in your best interest as one of our shareholders.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We will have to raise substantial amounts of additional capital in the future. To raise additional capital, we may in the future offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in an offering under this Prospectus. The price per share at which we sell additional Common Shares or other securities convertible into or exchangeable for our Common Shares in future transactions may be higher or lower than the price per share in an offering under this Prospectus.

We are a Canadian company and shareholder protections differ from shareholder protections in the United States and elsewhere.

We are organized under the laws of British Columbia, Canada and, accordingly, are governed by the Business Corporations Act (British Columbia). This Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders’ suits, indemnification of directors and inspection of corporation records.

We do not intend to pay dividends on our Common Shares, and your ability to achieve a return on your investment will depend on appreciation in the market price of our Common Shares.

As described in the section entitled “Dividend Policy” in this Prospectus, we currently intend to invest our future earnings, if any, to fund our growth and do not anticipate paying any cash dividends in the foreseeable future. Since we do not intend to pay dividends in the foreseeable future, your ability to receive a return on your investment will depend on any future appreciation in the market price of our Common Shares. There is no assurance that our Common Shares will appreciate in price.

As a newly public company in the United States, we will incur significant additional costs, and our management will be required to devote substantial management time and attention to our public reporting obligations.

As a publicly-traded company in the United States, we will incur significant additional legal, accounting and other expenses compared to historical levels. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act and the rules and regulations of the SEC and The NASDAQ Capital Market, may result in an increase in our costs and the time that our board of directors and management must devote to our compliance with these rules and regulations. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to divert management time and attention from our product development and other business activities.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•      the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•      the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•      the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•      the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 40-F within four months of the end of each fiscal year. We may elect to voluntarily file annual reports on Form 10-K and quarterly reports on Form 10-Q in lieu of Form 40-F requirements as well as issue press releases distributed pursuant to the rules and regulations of The NASDAQ Stock Market, but we are not required to do so. We also may elect to issue press releases relating to financial results and material events in compliance with Form 8-K. In the event we choose to only comply with foreign private issuer requirements, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information which would be made available to you if you were investing in a U.S. domestic issuer.

We intend to rely on NASDAQ Marketplace Rule 5615(a)(3) which allows us to a certain extent to follow the requirements of our home jurisdiction, British Columbia, Canada, concerning corporate governance issues and this may provide our shareholders with less protection than the NASDAQ Rules would otherwise provide.

A foreign private issuer may follow its home country practice in lieu of complying with certain NASDAQ corporate governance requirements pursuant to NASDAQ Marketplace Rule 5615(a)(3). Reliance on NASDAQ Marketplace Rule 5615(a)(3) allows us to, among other things, (1) not have a majority of our board of directors be independent, (2) not form and maintain nominating or compensation committees; (3) be exempt from Rule 13a-13 under the Exchange Act which requires issuers to file and distribute copies of its quarterly reports; and (4) be exempt from coverage of Regulation FD which provides that when an issuer discloses material nonpublic information to certain persons it must make public disclosure of that information. The corporate governance requirements prescribed by applicable laws in British Columbia and Canada may provide our shareholders with less protection than the NASDAQ Rules would otherwise provide.

We likely were a “passive foreign investment company” (“PFIC”) for the period ended December 31, 2014, which could have adverse U.S. federal income tax consequences for U.S. shareholders.

Investors in our Securities that are U.S. taxpayers (referred to as a U.S. shareholder) should be aware that we may be determined to be a “passive foreign investment company” (a “PFIC”) for the period ended December 31, 2014. Based on current business plans and financial expectations, we do not expect that we will be a PFIC for the year ending December 31, 2015, or be deemed a PFIC in subsequent years. We will use commercially reasonable efforts to provide information as to our status as a PFIC to U.S. shareholders who make a written request for such information.

If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be subject to a special, highly adverse tax regime with respect to so-called “excess distributions” received on our Securities. Gain realized upon a disposition of our Securities (including upon certain dispositions that would otherwise be tax-free) also will be treated as excess distributions.

The portion of any excess distribution, including gains treated as excess distributions, would be allocated ratably to the U.S. shareholder’s holding period. The portion allocated to the current year and to prior years before we first became a PFIC would be includible as ordinary income in the current year. The portion allocated to all other prior years would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the U.S. shareholder’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Additional special adverse rules also apply to U.S. shareholders who own our Securities if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special adverse rules that impact certain estate planning goals could apply to our common stock if we are a PFIC. Each U.S. shareholder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, and U.S. state and local consequences of the PFIC rules and the acquisition, ownership, and disposition of our Securities if we are or become a PFIC.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and intend to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We may remain an “emerging growth company” until as late as December 31, 2020 (the fiscal year-end following the fifth anniversary of the completion of our initial U.S. public offering), though we may cease to be an “emerging growth company” earlier under certain circumstances, including (i) if the market value of our Common Shares that is held by non-affiliates exceeds US$700 million as of any June 30, in which case we would cease to be an “emerging growth company” as of the following December 31, or (ii) if our gross revenue exceeds US$1.0 billion in any fiscal year.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Common Shares less attractive as a result of our reliance on the exemptions and relief granted by the JOBS Act. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our share price may decline or become more volatile.

USE OF PROCEEDS

The net proceeds to us from any offering of Securities, the proposed use of those proceeds and the specific business objectives which we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering. In general, we intend to use the net proceeds from the sale of any Securities offered under this Prospectus for continued development of our platform, expansion of our services in international markets, the hiring of additional employees to support our continued growth and general working capital.

We had negative operating cash flow for the years ended December 31, 2013 and December 31, 2014 and the three months ended March 31, 2015. Our ability to achieve and sustain positive operating cash flow will depend upon a number of factors, including, among others, our ability to convert our existing user to premium users as well as our ability to create new revenue opportunities. To the extent that we have negative operating cash flows in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may be required to raise additional funds through the issuance of equity securities, debt securities or through further loan financing. There is no assurance that additional capital or other types of financing will be available if needed or that these financings will be on terms at least as favourable to us as those previously obtained, or at all. See “Risk Factors”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Shares. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presents supplemental information in addition to the information contained in our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2014 and March 31, 2015. You should read this MD&A in conjunction with our consolidated financial statements and the related notes thereto for the year ended December 31, 2014 and for the quarter ended March 31, 2015 (unaudited). We present our consolidated financial statements in Canadian dollars and in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) (subject in the case of interim unaudited financial statements to normal year-end adjustments). All references to dollar amounts are in Canadian dollars unless otherwise noted. United States (US) dollars are denoted as “US$”. The rate of exchange on December 31, 2014 and March 31, 2015 as reported by the Bank of Canada for the conversion of one US dollar into Canadian dollars was $1.16 and $1.27, respectively.

Some information included in this discussion and analysis, including statements regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other statements regarding our plans and strategy for our business and related financing, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. You should read the “Risk Factors” section of this Prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

RESAAS has developed a cloud-based social business software platform for the real estate services industry.

We have created a suite of tools which integrate with the platform, including an enterprise social network, a global referral network, lead generation engine, listing management, client engagement modules, customer relationship management (CRM) tools, analytics, file sharing and an advertising engine. These tools and functionality are made available exclusively to owners of real estate brokerage firms and brokers, licensed real estate agents, and Realtors and are designed to increase user productivity through better communication and collaboration between users.

Our mission is to enable agents, Realtors and brokers to communicate effectively, connect instantly and engage meaningfully with one another through a platform built for their benefit. Our platform allows for instant discussion and debate, both on local and global scale, for facilitating easier and richer communication within the real estate industry. We commenced operations of our website in February 2013 and began full-scale revenue generating activities for the RESAAS platform in January 2015. The RESAAS platform is designed specifically for real estate professionals to instantly connect with other industry professionals and potential business leads in a more modern and socially engaging environment. This real estate services industry platform, which is accessible through our website, allows professional users to set up public-facing profiles, connect with other registered professionals both inside and outside of their firm, add them to their network, generate leads and referrals and post reblasts to their network as well as to their profiles on other major social networking sites such as Facebook, Twitter and LinkedIn, so as to answer questions and announce new listings, open houses, price changes, sale notifications, market reports and new blog articles.

Revenue Generating Services

In January 2015, we began offering premium subscription services to our professional user base. Prior to 2015, we generated nominal revenue from the sale of advertising. While we continue to look for additional streams of revenue and advertising partners, we expect that our revenue generation will primarily come from conversion of our user base to paid premium service subscriptions.

Key Business Metrics

To analyze our business performance, determine financial forecasts, and help develop long-term strategic plans, we review the key business metrics below.

•      Professional user — means an individual who has registered on the RESAAS website and has been verified by our team as a professional real estate agent, Realtor or broker.

•      Premium user — means a professional user who has upgraded their account to receive access to our premium service package through a monthly or annual subscription payment.

•      Premium conversion rate — means the rate at which we convert our current professional user base to premium users.

•      Unique real estate content — means unique content that is posted to the RESAAS platform in the form of postings and real estate listings. We do not include comments to original postings or reblasts of the content in this metric.

Factors Affecting Our Performance

Growth in Registered Professional Users in North America. As of December 31, 2014, our professional user base in North America was 280,707. Our user growth rates are affected by digital marketing campaigns and general market penetration. We expect that our user base in North America will continue to increase as we achieve higher market penetration rates but may do so at a slower pace dependent upon our digital marketing activity.

Growth in Users in Other Regions. We anticipate increased user growth in the regions of South America and Europe. In particular, we anticipate activity to significantly increase in Brazil and central Europe where there exists a growing middle class. We intend to establish a local presence in such regions and hire additional staff to further develop brand awareness. In general, new users in regions outside North America do not require material incremental infrastructure investments because we are able to utilize existing infrastructure such as our data centers in the United States and Canada to make our platform available to users.

Conversion to Premium Services. In January 2015, we began efforts to convert our professional user base to paid premium users. Conversion can occur on an individual basis or as a result of agreements with brokerages which provide premium services to multiple users. We expect conversion rates of our existing professional user base to continue to display steady growth as our premium services gain recognition.

User Engagement. Changes in user engagement, such as postings and real estate listings, affect our revenue and financial performance. Growth in user engagement and posting of unique real estate content may increase the opportunities for us to display advertising and our ability to deliver relevant commercial content to users. Growth in user engagement also generally results in increases in our expenses and capital expenditures required to support user activity.

Our key business metrics are as follows:

	2013				2014				2015
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Professional Users
North America	7,502	8,955	14,683	64,825	176,641	228,783	265,122	280,707	285,254
International	524	619	804	1,075	24,237	27,116	42,818	49,243	51,826
Total	8,026	9,574	15,487	65,900	200,878	255,899	307,940	329,950	337,080

Unique Real Estate Content
New Added Content	4,022	9,324	17,480	52,838	103,102	96,177	131,103	80,082	65,911
Total Added Content	4,022	13,346	30,826	83,664	186,766	282,943	414,046	494,128	560,039

	January	February	March
Total Users	331,544	334,420	337,080
Premium Users	262	685	3,230

In January 2015, we began to convert our professional user base to premium users. As of March 31, 2015, we had 3,230 subscriptions for our premium services.

Results of Operations

Comparison of the three months ended March 31, 2015 and 2014

The following table summarizes the results of our operations for the three months ended March 31, 2015 and 2014 together with the changes to those items.

	Three Months Ended March 31,
	2015 (US$)		2015	2014 (Restated - See Below)
Revenue	US$	32,365	$41,049	$—
Interest income		3,658	4,639	6,150
Operating expenses		0
Amortization	US$	130,009	$164,890	$274,261
Consulting fees		30,393	38,548	42,431
Filing fees		8,403	10,657	7,756
Foreign exchange loss		4,387	5,564	11,377
General and administrative		309,522	392,567	296,608
Management fees		195,195	247,566	65,967
Promotion and advertising		112,345	142,487	203,388
Professional fees		267,014	338,654	78,143
Stock-based compensation		74,840	94,919	1,106,962
Travel		32,549	41,282	61,835
Net loss		(1,128,634)	(1,431,446)	(2,142,578)
Basic and diluted loss per share		(0)	(0.05)	(0.07)
Total current assets		3,808,410	4,830,207	3,387,975
Total assets		4,629,518	5,871,618	4,120,721
Total current liabilities		202,244	256,506	131,305
Total liabilities		205,674	260,856	131,305
Working capital		3,606,167	4,573,701	3,256,670
Cash dividends		—	—	—

The Company has revised comparative figures to include the capitalization of website development costs that were eligible for capitalization but were not capitalized until the third and fourth quarter of 2014. There was no impact on the results for the year ended December 31, 2014.

	For the Three Months Ended March 31, 2014
	As Previously Stated	Restatement	As Adjusted
Amortization	$255,782	$18,479	$274,261
General and administrative	416,721	(120,113)	296,608
Stock-based compensation	1,282,508	(175,546)	1,106,962
Net loss	(2,419,758)	277,180	(2,142,578)
Basic and diluted loss per share	(0.08)	0.01	(0.07)
Total assets	4,019,086	277,180	4,296,266

Revenue

Revenue consists of payments received from premium service subscriptions and limited advertising revenue generated from our platform. We had no revenue for the three months ended March 31, 2014. We had $41,049 of revenue during the three months ended March 31, 2015. We anticipate that revenue will increase with the further commercialization of our platform through conversions of professional users to paid premium services, advertising and enterprise contracts with brokerages.

Operating Expenses

Amortization

Amortization expense consists of the amortization of capitalized costs to develop the Company’s platform.

Amortization expense decreased by $109,371 or 40% to $164,890 for the three months ended March 31, 2015 from $274,261 for the three months ended March 31, 2014. This decrease was due to the Company capitalizing $183,014 for website development costs during the three months ended March 31, 2015 as compared to $295,659 during the three months ended March 31, 2014.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits related to our executive, finance, business development, human resources and support functions. Other general and administrative expenses include facility-related costs and expenses associated with the requirements of being a listed public company in Canada and insurance.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research and development and further commercialization of our platform. Additionally as we continue to commercialize our platform we will likely incur increased marketing expenses.

General and administrative expenses increased by $95,959, or 32%, to $392,567 for the three months ended March 31, 2015 from $296,608 for the three months ended March 31, 2014. General and administrative expenses increased primarily as a result of an increase in the amount of staffing and overhead costs incurred during the current period compared to the prior period.

Management Fee Expenses

Management fee expenses consist primarily of salaries and benefits incurred to directors and officers. We expect management fees to increase moderately in the future.

Management fees increased by $181,599 or 275% to $247,566 for the three months ended March 31, 2015 from $65,967 for the three months ended March 31, 2014. The increase in management fees during fiscal 2015 was the result of declaring bonuses of $178,900 to management which were offset by loans owed by management.

Professional Fees

Professional fee expenses consist primarily of costs incurred for legal, accounting and auditing services.

Professional fee expenses increased by $260,511, or 333%, to $338,654 for the three months ended March 31, 2015 from $78,143 for the three months ended March 31, 2014. This increase was the result of an increase in the Company’s operations and activity during the three months ended March 31, 2015 and need for additional legal and accounting services.

Stock-Based Compensation

Stock-based compensation consists of the grant date fair value of share-based payment awards granted to employees recognized over the period that the employees unconditionally become entitled to the awards.

Stock-based compensation expense decreased by $1,012,043 or 91% to $94,919 for the three months ended March 31, 2015 from $1,106,962 for the three months ended March 31, 2014. This decrease was due to no stock options being granted during the three months ended March 31, 2015 as compared to granting of 540,000 stock options during the three months ended March 31, 2014.

Travel

Travel expenses consist primarily of costs related to travel. Travel expense decreased by $20,553, or 33%, to $41,282 for the three months ended March 31, 2015 from $61,835 for the three months ended March 31, 2014. The decrease was the result of decreased travel during the three months ended March 31, 2015 as compared to during the three months ended March 31, 2014.

Comparison of the Years ended December 31, 2014, 2013 and 2012

The following table summarizes the results of our operations for the years ended December 31, 2014, 2013 and 2012 together with the changes to those items.

	Year Ended December 31,
	2014 (US$)		2014	2013	2012
Revenue	US $	5,782	$6,707	$—	$—
Interest income		17,354	20,131	32,815	44,825
Operating expenses
Amortization	US $	945,638	$1,096,941	$1,025,015	$170,753
Consulting fees		311,174	360,962	134,543	143,271
Filing fees		68,582	79,555	33,462	34,737
Foreign exchange loss		6,853	7,949	8,324	2,732
General and administrative		1,191,497	1,382,137	1,644,517	544,281
Management fees		238,584	276,758	276,758	235,429
Promotion and advertising		666,158	772,743	499,703	362,807
Professional fees		240,654	279,159	225,884	290,180
Stock-based compensation		2,955,541	3,428,428	1,484,352	136,767
Travel		157,446	182,637	114,034	41,093
Net loss		(6,759,001)	(7,840,441)	(5,413,777)	(1,917,225)
Basic and diluted loss per share		(0.22)	(0.26)	(0.19)	(0.07)
Total current assets		4,099,239	4,755,117	4,110,388	5,656,076
Total assets		4,973,907	5,769,732	4,987,381	7,537,942
Total current liabilities		120,816	140,147	134,600	63,055
Total liabilities		125,049	145,057	134,600	63,055
Working capital		3,978,422	4,614,970	3,975,788	5,593,021
Cash dividends		—	—	—	—

Revenue

Revenue consists of advertising revenue generated from our platform. We had no revenue for the years ended December 31, 2013 or 2012. We had nominal revenue during the year ended December 31, 2014. We anticipate that revenue will increase with the further commercialization of our platform through conversions of professional users to paid premium services, advertising and enterprise contracts with brokerages.

Interest Income

Interest income consists of interest earned on cash and cash equivalents. We expect the amount of interest income earned to continue to be minimal.

Interest income decreased by $12,684 to $20,131 for the year ended December 31, 2014 from $32,815 for the year ended December 31, 2013, and decreased by $12,010 to $32,815 for the year ended December 31, 2013 from $44,825 for the year ended December 31, 2012. These decreases were due to decreased bank interest received as a result of a lower level of cash on hand and a reduction in the amount of interest earned on guaranteed investment certificates as a result of a decrease in both the amount of investment certificates held and the interest rate earned on the investment certificates.

Operating Expenses

Amortization

Amortization expense consists of the amortization of capitalized costs to develop our platform. We anticipate an increase in amortization as we continue to capitalize the costs incurred to develop our platform.

Amortization expense increased by $71,926 or 7% to $1,096,941 for the year ended December 31, 2014 from $1,025,015 for the year ended December 31, 2013. This increase was due to the Company capitalizing an additional $1,194,968 for website development costs during the year ended December 31, 2014. Amortization expense increased by $854,262 or 500% to $1,025,015 for the year ended December 31, 2013 from $170,753 for the year ended December 31, 2012. The increase was the result of recording a full year of amortization for our platform, which launched in the fourth quarter of the year ended December 31, 2012.

Consulting Fees

Consulting fees consist of expenses incurred for consultants hired to perform marketing and business development services. We anticipate that consulting fee expenses will continue to increase in the future as the number of consultants engaged by us should increase along with the commercialization of our platform and an increase in our operations.

Consulting fees expense increased by $226,419 or 168% to $360,962 for the year ended December 31, 2014 from $134,543 for the year ended December 31, 2013. This increase was due to the increase in the amount of consulting services incurred for marketing and business development by the Company as a result of the development and commercialization of the platform during the year ended December 31, 2014. Consulting fee expense decreased slightly by $8,728 or 6% to $134,543 for the year ended December 31, 2013 from $143,271 for the year ended December 31, 2012.

Filing Fees

Filing fees consist of expenses associated with being a publicly traded company in Canada. These expenses include regulatory, listing and compliance costs. We anticipate these expenses to increase in the future as we become a publicly traded company in the United States and as we increase our operations.

Filing fees expense increased by $46,093 or 138% to $79,555 for the year ended December 31, 2014 from $33,462 for the year ended December 31, 2013. This increase was due to obtaining our OTCQX quotation during the year ended December 31, 2014. Filing fee expenses decreased slightly by $1,275 or 4% to $33,462 for the year ended December 31, 2013 from $34,737 for the year ended December 31, 2012. Filing fee expenses for the year ended December 31, 2013 and 2012 were comparable.

Foreign Exchange Losses

Our functional currency is the Canadian dollar. Foreign exchange losses are the result of the translation or settlement of foreign currency denominated transactions or balances. Foreign currency transactions are primarily undertaken in United States dollars.

Foreign exchange losses decreased by a nominal $375 or 5% to $7,949 for the year ended December 31, 2014 from $8,324 for the year ended December 31, 2013. This is comparable to the prior year. Foreign exchange losses increased by $5,592 or 205% to $8,324 for the year ended December 31, 2013 from $2,732 for the year ended December 31, 2012. This increase was due an increase in the amount of monetary assets and liabilities held in United States dollars as at December 31, 2013 compared to December 31, 2012.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits related to our executive, finance, business development, human resources and support functions. Other general and administrative expenses include facility-related costs and expenses associated with the requirements of being a listed public company in the Canada and insurance.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research and development and further commercialization of our platform. Additionally as we continue to commercialize our platform we will likely incur increased marketing expenses.

General and administrative expenses decreased by $262,380, or 16%, to $1,382,137 for the year ended December 31, 2014 from $1,644,517 for the year ended December 31, 2013. General and administrative expenses decreased primarily as a result of $585,687 in staffing costs being capitalized as website development costs during the year ended December 31, 2014. General and administrative expenses increased by $1,100,236, or 202%, to $1,644,517 for the year ended December 31, 2013 from $544,281 for the year ended December 31, 2012. This was a result of an increase in the amount of staffing and overhead costs incurred during the period.

Management Fee Expenses

Management fee expenses consist primarily of salaries and benefits incurred to directors and officers. We expect management fees to increase moderately in the future.

Management fees were the same for the year ended December 31, 2014 as for the year ended December 31, 2013. Management fees increased by $41,329 or 18% to $276,758 for the year ended December 31, 2013 from $235,429 for the year ended December 31, 2012. The increase was the result of increased compensation expense incurred to a Vice-President.

Promotion and Advertising

Promotion and advertising expenses consist of expenses incurred to promote and advertise our platform. We anticipate that promotion and advertising expenses will continue to increase with the commercialization of our platform and with an increase in our operations.

Promotion and advertising expense increased by $273,040 or 55% to $772,743 for the year ended December 31, 2014 from $499,703 for the year ended December 31, 2013, and increased by $136,896 or 38% to $499,703 for the year ended December 31, 2013 from $362,807 for the year ended December 31, 2012. These increases were due to increased advertising campaigns and programs promoting our platform.

Professional Fees

Professional fee expenses consist primarily of costs incurred for legal, accounting and auditing services.

Professional fee expenses increased by $53,275, or 24%, to $279,159 for the year ended December 31, 2014 from $225,884 for the year ended December 31, 2013. This increase was the result of an increase in our operations and activity during the year ended December 31, 2014 and need for additional legal and accounting services. Professional fee expenses decreased by $64,296, or 22%, to $225,884 for the year ended December 31, 2013 from $290,180 for the year ended December 31, 2012. This decrease was the result of a decrease in legal fees during the year ended December 31, 2013 because of reduced need for legal services.

Stock-Based Compensation

Stock-based compensation consists of the grant date fair value of share-based payment awards granted to employees recognized over the period that the employees unconditionally become entitled to the awards. We anticipate that stock-based compensation expenses will continue to increase in the future as we increase the number of employees and consultants engaged by us.

Stock-based compensation expense increased by $1,944,086 or 131% to $3,428,438 for the year ended December 31, 2014 from $1,484,352 for the year ended December 31, 2013. This increase was due to the increase in the fair value of the options granted during the year ended December 31, 2014 compared to the year ended December 31, 2013. Stock-based compensation expense increased by $1,347,585 or 985% to $1,484,352 for the year ended December 31, 2013 from $136,767 for the year ended December 31, 2012. This increase was a result of granting 2,827,200 options with immediate vesting during the year ended December 31, 2013 as opposed to 350,000 options during the year ended December 31, 2012.

Travel

Travel expenses consist primarily of costs related to travel. We anticipate that our travel expenses will increase in the future as we further commercialize our platform and attempt to access different markets.

Travel expense increased by $68,603, or 60%, to $182,637 for the year ended December 31, 2014 from $114,034 for the year ended December 31, 2013, and increased by $72,941, or 178%, to $114,034 for the year ended December 31, 2013 from $41,093 for the year ended December 31, 2012. These increases were the result of increased travel for the promotion and marketing of the platform and business development.

Quarterly Information

Selected consolidated financial information for each of the last eight quarters (unaudited) as prepared in accordance with International Financial Reporting Standards:

	March 31, 2015 $	December 31, 2014 $	September 30, 2014 $	June 30, 2014 $
Total Assets	5,871,618	5,769,732	6,001,402 [1]	6,170,948 [1]
Working Capital	4,573,701	4,614,970	5,356,970	5,317,383
Revenue	41,049	2,987	830	2,890
Net Loss	(1,431,446)	(3,190,032)[1]	(1,441,555)[1]	(1,066,276)[1]
Loss per Share	(0.05)	(0.11)[1]	(0.05)[1]	(0.04)[1]

	March 31, 2014 $	December 31, 2013 $	September 30, 2013 $	June 30, 2013 $
Total Assets	4,296,266 [1]	4,987,381	6,035,300	5,782,899
Working Capital	3,256,670	3,975,788	4,806,837	4,299,828
Revenue	—	—	—	—
Net Loss	(2,142,578)[1]	(764,562)	(1,572,795)	(1,701,137)
Loss per Share	(0.07)[1]	(0.03)	(0.05)	(0.06)

____________

1      The Company has restated comparative figures to include the capitalization of website development costs that were eligible for capitalization but were not capitalized until the third and fourth quarter of 2014. There was no impact to the year ended 2014 amounts.

Three months ended March 31, 2015 and 2014

For the three months ended March 31, 2015, we posted net loss of $1,431,446 compared to net loss of $2,142,578 for the same period in 2014. Net loss per share was $0.05 (2014 - $0.07). The $711,132 difference in net loss was primarily a result of stock-based compensation expense of $94,919 in 2015 as compared to $1,106,962 for the same period in 2014. Amortization was $164,890 for the three months ended March 31, 2015 as compared to $274,261 for the three months ended March 31, 2014.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred significant operating losses. We anticipate that we will continue to incur losses for at least the next several years. As a result, we will need additional capital to fund our operations, which we may obtain from additional financings, debt and operations revenue or other sources. To date, we have financed our operations primarily through the issuance of our Common Shares.

As at March 31, 2015, we had total assets of $5,871,618 compared with $5,769,732 as at December 31, 2014. The total assets balance is comparable to the prior period. We had a cash balance of $4,776,510 and working capital of $4,573,701 at March 31, 2015, compared with a cash balance of $4,517,137 and working capital of $4,614,970 at December 31, 2014. The cash balance and working capital are comparable to the prior period.

As at March 31, 2015, we had not generated significant revenues, had negative cash flows from operations, and had an accumulated deficit of $19,873,902. The continued operations of the Company are dependent on our ability to generate future cash flows or obtain additional financing. Management is pursuing equity financing. Management is of the opinion that sufficient working capital will be obtained from external financing to meet our liabilities and commitments as they become due, although there is a risk that additional financing will not be available on a timely basis or on terms acceptable to us. These factors, among others, may cast substantial doubt as to the ability of the Company to continue as a going concern.

Taxation

As at December 31, 2014, we had non-capital losses carried forward of $8,742,193 in Canada and the United States which are available to offset future years’ taxable income. These losses expire as follows:

Total $
2029	94,951
2030	303,915
2031	592,844
2032	1,535,364
2033	2,829,513
2034	3,385,606
8,742,193

Related Party Transactions

As of March 31, 2015, we were owed $Nil (December 31, 2014 - $88,500) and $Nil (December 31, 2014 - $88,400), for loans to our Chief Executive Officer and Chief Financial Officer, respectively, which were unsecured, non-interest bearing, and due on demand. The loans were converted to bonus compensation and treated as management fees occurring in March 2015, respectively, for services rendered by each executive in 2013.

During the three months ended March 31, 2015, we incurred management fees of $247,566 (2014 - $65,967), salaries of $20,992 (2014 - $29,228), and a bonus of $3,724 (2014 - $4,375) to our various officers.

During the three months ended March 31, 2015, we recognized stock-based compensation expense of $Nil (2014 - $250,778) for Nil (2014 - $100,000) stock options granted to our officers and directors.

The amounts incurred are in the normal course of operations and have been recorded at their exchange amounts, which are the amounts agreed upon by the transacting parties.

Cash Flows

The following table summarizes the results of our cash flows for the three months ended March 31, 2015 and 2014.

	2015 (US$)		2015	2014 (Restated - See Below)
Opening balance	US$	3,561,568	$4,517,137	$3,341,649
Net cash (outflow) from operating activities		(686,819)	(871,093)	(733,262)
Net cash inflow / (outflow) from investing activities		(128,360)	(162,799)	378,463
Net cash inflow from financing activities		1,019,684	1,293,265	172,250
Closing balance	US$	3,766,073	$4,776,510	$3,159,100

The Company has revised comparative figures to include the capitalization of website development costs that were eligible for capitalization but were not capitalized until the third and fourth quarter of 2014. There was no impact on the results for the year ended December 31, 2014.

	For the Three Months Ended March 31, 2014
	As Previously Stated	Restatement	As Adjusted
Net cash (outflow) from operating activities	$(853,376)	$120,114	$(733,262)
Net cash inflow / (outflow) from investing activities	$498,577	$(120,114)	$378,463

Operating Activities

Net cash outflow from operating activities increased by $137,831, or 19%, to $871,093 for the three months ended March 31, 2015 compared to $733,262 for the three months ended March 31, 2014. This increase was primarily due to increases in general and administrative expenses of $95,959, and in professional fees of $260,511 for the three months ended March 31, 2015 as compared to 2014.

Net cash outflow from operating activities increased by $484,817, or 17%, to $3,289,219 for the year ended December 31, 2014 compared to $2,804,402 for the year ended December 31, 2013. This increase was primarily due to increases in consulting fees of $226,419, in promotion and advertising of $273,040 and in travel expenses of $68,603 for the year ended December 31, 2014 as compared to 2013.

Net cash outflow from operating activities increased by $1,170,657, or 72%, to $2,804,402 for the year ended December 31, 2013 compared to $1,633,745 for the year ended December 31, 2012. This increase was primarily due to an increase in operating expenses related to staffing and an increase in general and administrative expenses of $1,100,236 for the year ended in December 31, 2013 as compared to 2012.

Investing Activities

Net cash outflow for the three months ended March 31, 2015 was $162,799 as compared to a net cash inflow of $378,463 for the three months ended March 31, 2014. The difference relates primarily to proceeds from the redemption of short-term investments of $508,477 during the 2014 period.

Net cash outflow for the years ended December 31, 2014, 2013 and 2012 includes the net amount of bank interest received on cash deposits less amounts paid to acquire property and equipment.

Financing Activities

Net cash inflow from financing activities in all periods presented relates to the proceeds received from the various sales of our equity securities, net of expenses. We received $1,293,726 from the exercise of options and warrants during the three months ended March 31, 2015 as compared to $172,250 during the three months ended March 31, 2014.

We received $4,574,369 from the sale of equity securities during the year ended December 31, 2014. We received $1,307,319 from the sale of equity securities during the year ended December 31, 2013 and $3,284,228 from the sale of equity securities during the year ended December 31, 2012.

Contractual Obligations and Commitments

The following table summarizes our contractual commitments and obligations as of March 31, 2015.

	Payments Due By Period
	Total	Less Than 1 Year	Between 1 and 3 Years	Between 3 and 5 Years	More Than 5 Years
Operating lease obligations	$78,936	$20,214	$40,428	$18,294	$—
Finance lease obligations	6,436	2,086	4,350	—	—
Total contractual obligations	$85,372	$22,300	$44,778	$18,294	$—

Off-Balance Sheet Arrangements

We do not have any, and during the periods presented we did not have any, off-balance sheet arrangements, other than the contractual obligations and commitments described above.

Funding Requirements

We anticipate that our expenses will increase substantially in connection with the expansion of our engineering, sales, marketing and further development of the RESAAS platform.

In addition, our expenses will increase if and as we:

•      continue the research and development of internally designed and built tools, features and applications;

•      increase our marketing efforts to identify and develop additional business relationships and opportunities;

•      maintain, expand and protect our intellectual property portfolio;

•      hire additional technical and development personnel;

•      expand our physical presence in the United States and abroad; and

•      add operational, financial and management information systems and personnel, including personnel to support our platform development and planned future commercialization efforts.

We believe that our existing cash and cash equivalents will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through April 2016. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

•      maintaining, enforcing and protecting our intellectual property rights and defending against any intellectual property-related claims;

•      our ability to establish and maintain collaborations, licensing or other arrangements and the financial terms of such arrangements;

•      the extent to which we acquire or invest in other businesses, products and technologies;

•      the rate of the expansion of our physical presence in the United States and abroad; and

•      the costs of operating as a public company.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, debt financings, and marketing, distribution or licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing shareholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our Common Shares. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, or to grant licenses on terms that may not be favourable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our platform development or future commercialization efforts or grant rights to develop and market platform that we would otherwise prefer to develop and market ourselves.

Critical Accounting Policies and Significant Judgments and Estimates

We make estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in accounting estimate is recognized prospectively by including it in comprehensive income in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both.

Information about critical judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in our consolidated financial statements within the next financial year are discussed below.

(a) Website Development Costs

Website development costs consist of costs incurred to develop Internet websites to earn revenue with respect to our business operations. Costs are capitalized in accordance with SIC Interpretation 32, Intangible Assets — Web Site Cost, and are amortized under IAS 38, Intangible Assets, over its estimated useful life commencing when the Internet website has been completed. We amortize the capitalized costs over their useful life of two years.

(b) Share-based Payments

The grant date fair value of share-based payment awards granted to employees is recognized as a stock-based compensation expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Where equity instruments are granted to parties other than employees, they are recorded by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, we measure the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service.

All equity-settled share-based payments are reflected in share-based payment reserve, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in share-based payment reserve is credited to share capital, adjusted for any consideration paid.

(c) Impairment of Non-financial Assets

The carrying amounts of our non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators exist, then the asset’s recoverable amount is estimated. The recoverable amounts of the following types of intangible assets are measured annually whether or not there is any indication that they may be impaired:

•      an intangible asset with an indefinite useful life

•      an intangible asset not yet available for use

•      goodwill acquired in a business combination

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or “CGU”).

Our corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

In respect of assets other than goodwill and intangible assets that have indefinite useful lives, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

New Accounting Pronouncements

Management has considered that the following amendments, revisions and new IFRSs that are mandatory for annual periods beginning after January 1, 2016 or later periods might not have a material effect on our future disclosure, results and financial position:

•      IFRS 9, Financial Instruments (New)

•      IFRS 15, Revenue from Contracts with Customers

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on our financial statements.

Quantitative and Qualitative Disclosures about Financial Risks

Our activities expose us to a variety of financial risks: market risk (including foreign currency risk); cash flow and fair value interest rate risk; credit risk; and liquidity risk. Our principal financial instrument comprises cash and cash equivalents, and this is used to finance our operations. We have various other financial instruments such as trade receivables and payables that arise directly from our operations. The category of loans and receivables contains only trade and other receivables, shown on the face of the balance sheet, all of which mature within one year. We have compared fair value to book value for each class of financial asset and liability and no difference was identified. We have a policy, which has been consistently followed, of not trading in financial instruments.

Interest Rate Risk

We do not hold any derivative instruments to manage interest rate risk.

Foreign Currency Risk

Foreign currency risk refers to the risk that the value of a financial commitment or recognized asset or liability will fluctuate due to changes in foreign currency rates. Our net income and financial position, as expressed in Canadian dollars, are exposed to movements in foreign exchange rates against the U.S. dollar and the euro. We are exposed to foreign currency risk as a result of operating transactions and the translation for foreign bank accounts. We monitor our exposure to foreign exchange risk. Exposures are generally managed through natural hedging via the currency denomination of cash balances and any impact currently is not material to us.

Credit Risk

Our credit risk with respect to customers is limited and we did not have any trade receivables outstanding as of March 31, 2015. Financial instruments that potentially expose us to concentrations of credit risk consist primarily of short-term cash investments and trade accounts receivable.

Liquidity Risk

We have funded our operations since inception primarily through the issuance of equity securities. Until such time as we can generate significant revenue from platform, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our inability to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Outstanding Share Data

As at May 29, 2015, we had no Class A preferred shares issued and outstanding.

As at May 29, 2015, we had no Class B preferred shares issued and outstanding.

As at May 29, 2015, we had 32,642,800 Common Shares issued and outstanding.

As at May 29, 2015, we had 2,877,600 stock options and 1,530,903 warrants exercisable and outstanding.

Escrowed Shares

As at May 29, 2015, the Company had 2,925,001 Common Shares held in escrow.

Additional Disclosure for Venture Issuers Without Significant Revenues

During the three months ended March 31, 2015, the material components of general & administrative expenses included rent of $20,683 (2014 - $23,565), employee wages of $240,422 (2014 - $187,807), office expenses of $74,781 (2014 - $46,985), telephone expenses of $13,669 (2014 - $11,174), computer and information technology expenses of $24,256 (2014 - $8,574), automotive expenses of $12,076 (2014 - $6,166), and insurance of $6,680 (2014 - $nil).

BUSINESS

Overview

RESAAS has developed a cloud-based social business software platform for the real estate services industry.

We have created a professional social networking platform and a suite of tools which integrate with the platform, including an enterprise social network, a global referral network, lead generation engine, listing management, client engagement modules, customer relationship management (CRM) tools, analytics, file sharing and advertising engine. These tools and functionality are made available exclusively to owners of real estate brokerage firms and brokers, licensed real estate agents, and Realtors and are designed to increase user productivity through better communication and collaboration between users.

Our mission is to enable agents, Realtors and brokers to communicate effectively, connect instantly and engage meaningfully with one another through a platform built for their benefit. Our platform enables allows for instant discussion and debate, both on a local and global scale, facilitating easier and richer communication within the real estate industry. We commenced operations of our website in February 2013 and have had nominal revenue from advertising. We began subscription revenue generating activities for the RESAAS platform in January 2015.

With our robust features, RESAAS is also an all-in-one social media platform for real estate professionals that provides them with control over their professional social media experience. Using online technology through our platform can provide faster, easier and more effective industry-specific communication between participants in the real estate industry. The RESAAS platform is accessible via our website and our smart phone and tablet apps (for iPhone and Android) allow real estate professionals to stay up-to-date with their content on the go.

We also offer professional real estate agents, Realtors or brokers who have registered on our website, and have received a public-facing profile page, the ability to actively market themselves to home buyers and sellers and the ability to create, manage and track the performance of their own highly-targeted social advertisements using our internally-built advertisement engine. Professional users on RESAAS are able to upload their listings, announce open houses and successful sales, create referrals and generate leads by interacting with professionals in other markets. RESAAS has also developed tools that allow for non-professionals to interact with our professional user base such as RESAAS Q&A, which allows prospective clients to ask real estate questions to our professional users. Although such functionality is integrated into our platform, we are not actively marketing our platform to non-professionals at this time.

Since commencing operations, we have experienced substantial growth in the number of registered professional users of our platform.

•      We had 337,080 registered professional users, which includes agents, brokers and Realtors as of March 31, 2015, an increase of 60% as compared to 200,878 registered professional users as of March 31, 2014.

•      We have a growing international professional user base. As of March 31, 2015, we had 285,254 professional users in North America and 51,826 professional users internationally.

•      Our platform generated 65,911 pieces of unique real estate content during the three months ended March 31, 2015.

•      We began offering premium service subscriptions in January 2015 and as of March 31, 2015, we had over 3,200 monthly paying subscribers for our premium services.

Industry Background and Our Market Opportunity

Industry

Market Opportunities

The residential real estate industry, one of the largest sectors of the U.S. economy, is undergoing a profound transformation. Technology is changing the way that consumers search for homes and the way in which real estate professionals attract clients and build their businesses. As a result, the real estate market is an industry that has become heavily Internet-based. Interested home buyers are able to search and view property listings, photographs and other details online locally as well as in other cities or even internationally. Real estate professionals also have expanded their Internet presence both to interface with their clients and to build social networks and referral opportunities with their peers both locally and nationally. Prior to the establishment of RESAAS, there has not been an all-inclusive dedicated platform commercially developed for the purpose of connecting real estate industry professionals.

In addition, as the U.S. housing market continues to recover from its recent unprecedented downturn, real estate professionals are seeking more effective ways to market themselves and achieve a greater return on their marketing investment. These trends present significant opportunities to capitalize on shifts in behavior. Sales of approximately 5.1 million existing and 429,000 new homes in the United States in 2013 had an aggregate transaction value of approximately $1.39 trillion, according to data published in 2014 by the U.S. Census Bureau and the National Association of Realtors. We believe that we are well positioned to service this expansive real estate market with our platform that caters to helping real estate professionals connect with other professionals both inside and outside their respective markets.

Fragmented, Local and Complex Market

The market for residential real estate transactions and home-related services is highly fragmented, local and complex. Brokers, Realtors and licensed real estate agents work through a vast network of local, regional and national associations. In North America there are more than 1,300 regional associations, state and provincial associations and national real estate associations and many of such associations operate their own respective multiple listing services (MLS). These conditions create challenges for consumers and real estate professionals alike. Consumers can find it difficult to locate real estate professionals who fit their individual needs and real estate professionals may have limited ability to generate referral sources from outside their immediate areas. Historically, consumers have had minimal access to real estate agents outside of their local markets. The relatively recent consumer access to Internet listings and real estate data has caused real estate professionals to seek new ways to efficiently advertise their services and identify new clients, and to measure the effectiveness of their marketing efforts. This new-found connectivity has also increased the opportunity for a platform such as RESAAS to assist real estate professionals to seek and give referrals to other professionals operating outside of their respective markets.

Competitors

There are a number of organizations and companies in the real estate industry providing property listing and related services to brokers, real estate agents and Realtors, including:

MLS.ca and MLS.com — web-based databases with property listings and related information to facilitate the MLS system used to buy and sell property in Canada and the United States. Each website offers a public database accessible by anyone with access to the Internet. There are also industry websites with information accessible only by real estate industry participants, which provide information such as commission sharing among the buyer’s and seller’s agents, scheduled open houses and how to arrange viewings.

Realtor.com — the official web site of the National Association of Realtors, an organization of real estate agents in the United States that provides a database of properties listed by member Realtors. Realtor.com is one of the largest real estate listing websites in the American market.

Myrealpage.com — provides website design capabilities to real estate agents and brokers, along with technology to assist with managing listings and uploading virtual tours and photographs onto existing websites.

Ubertor.com — allows real estate agents to build their own websites and integrate various features such as a blog, a mortgage calculator, floor plans, virtual tours and photos of listed properties. These features enable real estate agents to create individual brands and market their listings with personalized content.

Zillow.com — a home and real estate marketplace dedicated to helping homeowners, home buyers, sellers, renters, real estate agents, mortgage professionals, home designers, landlords and property managers find and share information about homes, real estate and mortgages.

Trulia.com — an online residential real estate website for home buyers, sellers, renters and real estate professionals. The website lists properties for sale and rent as well as information about neighborhood’s community and amenities.

Balcony.com — an online platform focused on fee-based brokering of referrals amongst real estate agents. The site provides real estate agents a profile page and referral related networking tools. As of May 20, 2015, we believe Balcony.com is in beta testing and has not been fully launched.

While each of the above platforms offer certain services related to the real estate industry, there currently is no single competitor that offers a package service or platform comparable to our integrated solution to the professional services real estate industry.

Competitive Advantage

We believe we have the following competitive advantages:

All-in-one Platform. Our platform provides a number of services in one online location to all industry participants. We believe that our integrated service will appeal to real estate industry professionals by allowing them to be more efficient and effective in branding their services, creating and managing their property listings remotely, and communicating with their clients.

Rapid Accessibility. Due to the nature of our platform, our users do not have to waste time installing our service or waiting for updates as it is easily accessible and available remotely.

Lower Costs. Our SaaS platform allows us to charge our premium users a low subscription fee for our premium services rather than maintaining their own software infrastructure. As a result, such users maintain low expenditure for services while significantly increasing their opportunity to generate more business through our instant lead and referral alert system, among other things.

High Levels of Adoption. Our platform was designed to operate intuitively to allow easy adoption by new users. Our tools and services are easily accessible by professional users locally, nationally and internationally. The RESAAS platform is actively translated into 16 languages allowing for easier access to non-English speaking markets.

Extensive Features, Services and Tools. Our platform and its tools and services offer our professional users an array of business generating tools, including our referral engine, instant lead and referral alerts, simplified client-engagement tool (called ShareCRM), listing manager, and social media synchronization. We also offer large organizations, such as franchises and real estate associations, the ability to customize their platform experience depending on their requirements.

Integration Ability. Our platform provides third party real estate services an opportunity to integrate with our platform via an Application Programing Interface (API).

Scalable Platform. Our platform is designed to scale up based on demand from thousands of users to millions of users with no change to its current architecture.

Secure and Private. RESAAS uses what it considers to be best of class security architecture throughout the platform to ensure the safety of its users’ data. RESAAS engineers also do not have direct access to user data, which makes the platform secure from internal attacks or security threats.

Revenue Generating Services

In January 2015, we began offering premium subscription services to our professional user base. Prior to 2015, we generated nominal revenue from the sale of advertising. While we continue to look for additional streams of revenue and advertising partners, we expect that our revenue generation will primarily come from conversion of our user base to paid premium service subscriptions.

We initially provide real estate industry professionals with free use of the RESAAS website to create a customized profile page that includes their property listings, contact information, personal biography, direct messaging, and their reblast activity, and subsequently sell subscriptions for RESAAS Premium. Each profile page serves as the professional user’s profile page in the networking component of the website, and allows the user to build a network of other real estate professionals. The profile page is synchronizable with major social networking websites on the Internet on a “real-time basis” (meaning that the content can be updated on other social networking sites simultaneously with the updates to the professional user’s profile page).

Premium Services

RESAAS Premium, which is available through a monthly or annual subscription, gives professional users access to several advanced features, which helps such users target business-to-business, business-to-consumer, and consumer-to-business revenue sources. These include instant referral alerts and instant lead alerts, as well as a client-engagement tool, ShareCRM, among other features. We market these services through digital campaigns and direct sales efforts. Monthly subscription fees for the basic premium plan generally range from $8 to $10, with separate plans under different pricing being available to brokerage owners and other enterprises.

Advertising Revenues

Advertising revenue is generated through AdSAAS, our proprietary advertisement engine hosted within the RESAAS platform, which allows businesses and services in the real estate industry to reach a highly targeted network of professional real estate agents, brokers and Realtors. AdSAAS users are able to create online advertisements with customized design, positioning, geo-targeting and budget, as well as in-depth results and analytics. Advertisements can appear either in-feed, within the right-side column of the website or as a reblast.

Our Growth Strategy

Over the next 12 months, our plans are to:

•      Continue with the commercialization phase of our platform by offering RESAAS Premium to real estate agents and brokerages;

•      Continue implementing our complete integrated marketing plan to enhance awareness of the RESAAS brand and drive additional professional users to the site within our target market, particularly in North America;

•      Hire additional staff to join our engineering, marketing, sales and customer service departments;

•      Continue to enhance our platform with additional services and premium features to maintain a high adoption and retention rate among real estate professionals;

•      Introduce new languages in order to further the globalization of the platform; and

•      Develop partnerships with third-party applications.

Our Platform

Value for Real Estate Professionals

Our goal is to empower real estate industry professionals by providing an integrated all-in-one social network, which we believe will significantly impact the business practices of real estate industry professionals in the following ways:

•      Connect with Fellow Professionals. The platform provides real estate industry professionals with the ability to connect instantly with the people they do business with by utilizing current online methods of social networking.

•      Generate Referrals. Real estate agents, Realtors and brokers have the ability to create personalized profile pages to market their services as a real estate professional to other users in different markets.

•      Stay Current. Professional users have the ability to view new happenings on the RESAAS platform, such as active listings and price drops, new reblasts activity and other information about listings of interest to their clients, all in real-time.

•      Manage Property Listings. Professional users have the ability to add new property listings to our website quickly, with a listing video and an unlimited amount of high-quality photos, and to update their existing listings at any time, which they can do remotely from a mobile or tablet device.

•      Brand Marketing. Every professional user on our platform receives a search engine optimized profile page, which is public-facing and can be viewed by both prospective clients and other real estate agents using their unique RESAAS URL. The profile pages allow users to advertise their brand and their business in a socially engaging manner to a wide audience online.

•      Social Media Synchronization. Real estate professionals have the ability to synchronize their RESAAS account to other social media networks (e.g. Facebook, Twitter and LinkedIn). This enables every reblast they post on RESAAS to automatically be sent out to their other social network accounts as well, dramatically increasing their online social presence.

•      Have an Office on the Go. Through our smart phone apps and iPad and tablet-friendly website, real estate agents, Realtors and brokers have access to a remote office, allowing them to access the dashboard that includes a number of tools such as a contact list feature, the ability to create and update property listings, answer questions, send out reblasts and message other professionals via the RESAAS platform.

•      Enhance Brokerage Offerings: By providing our agent networking system to select partners on a private and white-labeled basis, we allow brokerages to provide their agents with simple tools to enhance internal communication and awareness, thereby allowing their agents to achieve more and increase real estate transactions in which both sides of the deal are under the roof of a single brokerage.

Value for Advertisers

We offer advertisers who are marketing products and services to real estate industry participants the unique combination of an industry-specific target audience and reach:

•      Target Audience. Advertisers can offer products and services to our registered real estate agents, Realtors and brokers, as well as other real estate industry participants registered on the RESAAS platform. Examples of such products and services are: home staging, mortgage loans, appraisals and photography. These advertisements will appear either in-feed, within the right-side column of the website or as a reblast. Advertisements will never appear on a user’s public profile page.

•      Reach. We currently have initial penetration in major cities in Canada and the United States. We plan to grow our business and platform in a number of metropolitan centers across North America and Europe, which should eventually allow our advertisers to reach a wide audience with a single advertising purchase.

•      Sell. Through the RESAAS marketplace, top businesses that service the real estate industry can sell their product or service for an exclusive, discounted price offered to our professional users. Only professional users are given access to these exclusive deals.

RESAAS Professional Social Network

The RESAAS professional social network is designed specifically for real estate agents, Realtors, and brokers to instantly connect with other industry professionals and potential business leads in a more modern and socially engaging environment. This real estate social network, which is accessible through our website, allows professional users to set up public-facing profiles, connect with other registered professionals both inside and outside of their firm, add them to their network, and post reblasts to their network as well as to their profiles on other major social networking sites such as Facebook, Twitter and LinkedIn, so as to answer questions and announce new listings, open houses, price changes, sale notifications, market reports and new blog articles.

RESAAS Profile Pages

Upon verification as a professional user, users are provided with a profile page. Profile pages are either a standard RESAAS-branded page or if the user is a premium user, that user receives a corporate-branded profile page.

A RESAAS-branded profile page on the left; a corporate-branded page on the right:

A profile page allows real estate agents to upload and market their listings, share their knowledge and areas of expertise, post real estate-related content by way of reblasts, post public referrals and ultimately create a digital storybook of their social activity for both the network of other professional users as well as their existing and prospective clients.

Any reblast by a user posted to the RESAAS platform will appear on their public profile page, including videos and photos, with the exception of any reblast that has been posted within their exclusive brokerage feed as discussed below. Also, any reblast that is automatically posted to the platform on a professional user’s behalf, such as when uploading a listing, marking the listing as “sold” or changing their profile photo will also appear on their public profile page. Professional users also have the ability to synchronize their profile page with other social networks such as Facebook, Twitter and LinkedIn, which will automatically push any content created on RESAAS to those networks as well.

Feeds

All content generation and reblast activity on the RESAAS platform is separated into three types of feeds that are displayed on users’ profile pages depending on their setting and network affiliations:

Public Activity Feed — The public activity feed allows real estate agents to discover reblast activity from around the world, including new and sold listings, industry information, videos and public referrals from all professional users registered on the platform.

Connections Feed — The connections feed allows professional users to only see the reblast activity from the professional users that they have connected with, and therefore provides the ability to curate content according to personal preference, creating a more hyper-local news feed.

Exclusive Brokerage Feed — The exclusive brokerage feed allows brokerage owners and office managers to communicate privately with their entire roster of agents, staff and team members directly within the RESAAS platform. Upon activating their accounts, all agents will automatically be a part of this exclusive brokerage feed in order to connect, engage, generate inter-office referrals and stay up-to-date with all news items pertaining to their real estate brokerage. The exclusive brokerage feed on the platform acts as an internal social network, since only the members of the real estate brokerage will have access to view this feed and post reblasts within it. This private feed allows brokerages to increase real estate transactions in which both sides of the deal are under the roof of one single brokerage.

RESAAS Groups

Professional users have the ability to join public and private groups. This group feature allows users to connect and engage with one another according to specific topics, events, organizations or areas within a feed directed only to the group.

Public Group — Any professional user on the platform is able to join a public group. Both members and non-members are able to view the reblast activity of a public group, but only members are able to post a reblast and comment on others’ activity within such groups. Subsequently, any reblast that a professional user posts within a public group will appear on their profile page, and will be sent out to any other social network they have synchronized with their account. Professional users can also post referrals within a public group but only members are able to view and respond to such posts.

Private Group — A professional user can only join a private group if they receive an invitation. Additionally, only members are able to view the reblast activity of a private group, as well as post a reblast and comment on others’ activity within it. Any reblast that a professional user posts within a private group will not appear on their profile page or be sent out to any other social network they have synchronized with their account. Professional users can also post referrals within a private group but only members are able to view and respond to such posts.

Dashboard

Through the dashboard, professional users can access certain features on our platform and manage their account. Features accessible through the dashboard include:

Professional user features:		Additional premium user features:
• Property Listings	• RESAAS Recruitment Program	• Lead Gen Analytics
• Referral Tracking	• Social Media Synchronization	• ShareCRM
• Reblasts	• My Account	• Subscriptions
• Contacts

Lead and Referral Generation

The RESAAS platform assists real estate agents and brokers in building their business by providing additional exposure to potential clients through our public-facing agent search functionality as well as to give and receive referrals among the RESAAS community of users via our referral engine.

RESAAS Referral Engine

The RESAAS referral engine feature allows professional users to post referrals either directly to another professional user or publicly to the entire global network, to their brokerage only, or to a group they have joined. A professional user can send a referral directly to another professional user or publicly by visiting that user’s profile page. A client referral form needs to be filled out, which includes location, property type, a commission structure and the client’s contact information (the client contact information remains hidden until the referral is accepted). The details of the client referral can then be reviewed (except for the client contact information), and can be accepted or denied. If accepted, both agents are connected together in a private feed to allow transaction details to be discussed further and client information to be shared. Professional users can track the status all of their referrals, both sent and received, from within the dashboard.

A directory of public referrals that have been posted on RESAAS can be accessed via the referral window, which is found at the top of each feed. If a professional user clicks on the referral window within the public activity feed, they will then access all of the referrals posted within that feed. Likewise, if a professional user clicks on the referral window within that user’s exclusive brokerage feed, then that user will access only the referrals posted within that specific feed.

Professional users can receive a real-time notification each time a public referral is posted to their geographic area by upgrading their account to our premium service for a subscription fee, as more fully described under “RESAAS Premium” below.

A public referral can receive an unlimited amount of responses. Only the user who posted the public referral will be notified of each response and be able to view each one. The profile page of each professional user who responds can also be accessed to help provide more information. Once the user who posted the public referral accepts one of the responses, then the two agents will be connected together within a private feed to discuss the details of the transaction and exchange any necessary documents and information.

Screenshot of referral message accessed in Referral Tracking area.

RESAAS Agent Search

Professional users and prospective clients can use the RESAAS platform to search for licensed real estate agents around the world who have registered as a user. A search may be conducted by typing name or location (city, state or country) into the search bar found at the top of the platform, with the results appearing in a drop-down menu.

Professional users and prospective clients can also explore agents by location. This is called the agent discovery page, and can be accessed by clicking on any blue location icon found next to a professional user’s name within the platform. This page is a directory of all professional users who are located in that particular city, with their brokerage affiliation, phone number and a link to view their listings beside each agent’s name.

RESAAS Agent on Duty

The RESAAS agent on duty application, for our mobile app on iOS only, allows prospective clients to search through our platform to discover real estate agents in a specific location. Within the mobile app, users can click on an agent’s name and view their profile page, including their contact information and biography. Our app is available for download free of charge.

RESAAS Recruitment Program

Any professional user can submit a request to join the RESAAS recruitment program. The recruitment program requires professional users to fill out a form, including their email, the area in which they are looking for a brokerage, and a brief description of their past history. Once complete, the user is then matched up with any brokerage located in that area, who can reach out and contact them.

RESAAS Connectivity and Content

RESAAS as a platform provides numerous tools allowing professional users to connect with one another to share information and experiences as well stay current with their respective clients.

Property Listings

Professional users can quickly upload a property listing through the dashboard by populating eight fields of information: transaction type, property type, price, currency, address, city, state/province and country. The number of bedrooms and bathrooms, as well as a written description and listing video can also be included. Once this information has been completed, professional users can upload an unlimited amount of high-quality photographs to each listing.

Each listing that a professional user uploads can be accessed through the user’s profile page and is hosted on a unique URL, providing increased search optimization. Professional users can select up to three listings to be featured at the top of their profile page. Listings can also be marked as sold, to allow professional users to showcase their previously closed transactions and history of success.

Screenshot of individual property listing page.

Reblasts

A reblast is a posting to the RESAAS platform, similar to a post on Facebook or other social media platforms. The term is short for “real estate broadcast”, and it can include anything from an open house announcement or a new listing to an interesting article or video. Professional users have the option to attach images and PDF documents, or to embed a YouTube video within the reblast by inserting the URL. If a professional user synchronizes that user’s RESAAS account with Facebook, Twitter or LinkedIn, then any reblast they post will automatically be sent to those networks as well (see “Social Media Synchronization” below for more information).

Reblasts that professional users post within the public activity feed, connections feed or public groups will automatically be posted to the user’s profile page. As a result, all of a professional user’s activity on our platform will generate a live feed of their history, which other industry professionals can view. Reblasts that professional users post within their exclusive brokerage feed or any private groups will not appear on their profile page.

Social Media Synchronization

Professional users have the ability to synchronize their RESAAS account with Facebook, Twitter and LinkedIn. This can be enabled one-by-one through the dashboard. Once a professional user has successfully synchronized that user’s account, an announcement will instantly go out to the applicable social network(s) notifying that user’s audience that they have joined RESAAS. This will appear as a ‘post’ on Facebook, a ‘tweet’ on Twitter, and an ‘update’ on LinkedIn. Furthermore, any reblast that the professional user then posts on RESAAS will subsequently be published on those social networks as well. This both streamlines and simplifies a professional user’s social media strategy, while exponentially increasing that user’s online presence without any extra effort. Through the social media synchronization tool, RESAAS effectively becomes a centralized hub for professional users’ social media efforts.

Contacts

Through the dashboard, professional users can add and manage their personal contact list. Any connections that are made between one professional user and another on the RESAAS platform will automatically add them to a ‘connections’ list within their contacts. Contact information includes: contact name, telephone number, email address and their unique RESAAS URL. Users can also import their contacts from outside of the platform as well by adding their name, email and phone number. An invite to join can also be sent to each contact that is not currently on the platform. If the contact is already a member of the platform, then a connection request can be sent.

RESAAS Mobile Application

The RESAAS mobile application is available for download on both iOS and Android devices, free of charge, and enables professional users and prospective clients to access the platform remotely. Professional users can post reblasts, upload photos, browse group and activity feeds, comment on reblasts and update their account information via the mobile app. Our mobile app is available for download from Apple’s iTunes and Google Play.

RESAAS Learn

RESAAS Learn is a feature that allows professional users to seek advice from their peers by submitting questions to the entire global network of RESAAS professional users. All professional users on the platform are able to both ask and respond to questions. Multiple users can respond to the same questions, resulting in a discussion-style thread of peer-to-peer engagement based around a particular industry topic. Every time a professional user responds to a question, the user’s answer will appear on that user’s public profile, so as to further promote such user’s knowledge and expertise to both prospective clients and other professional users.

Screenshot of Learn section.

RESAAS and Third Parties

RESAAS has several avenues in which selected partners are able to access the RESAAS platform and interact with our user base as described below.

RESAAS API

The RESAAS API (application program interface) permits authorized third parties and selected partners to connect to RESAAS, either by providing data to our platform, or extracting data from it. In addition, the API allows third party developers to build applications on the platform, making these apps available to the entire RESAAS user base thereby increasing the number of tools and features available. An example of an existing API tool is Listing PDF, which was developed by a third-party developer and allows the creation of single page listing flyers based on a RESAAS profile page and uploaded listing content.

$823,200

Bathrooms	Bedrooms	Square Feet	Built	Type	Neighbourhood
3	2	836'	2006	House/Single Family	Bay Area Sunset Strip

Perfect for your non-government RRSP. $2300 mo income services a mortgage of approx $300K! 100 steps to Vancouver General Hospital! Building & suite in excellent condition & 1 year young quality rainscreened building. NOTE Over $95K in contingency fund! Talk of Maintenance fee reduction. New fencing. Small 6 unit complex. Quiet safe area. Suite was almost completely renovated in 2007. Sunny open den & easily converted to a second bed. South exposed with balcony. Tenant disposed of car due to excellent transit location!

See a 360 tour →

Full Listing: www.resaas.com/billyshirleydetails/169028/1500-mill-landing--beach-va-28543a

Powered by RESAAS.

Screenshot of Listing PDF built by a third-party developer.

We are also in discussions with retail-oriented real estate search platforms to integrate features that would synergize with our robust professional user base by connecting professionals with potential clients. An example of such a partnership would be employing the RESAAS Q&A functionality, which allows professional users to answer real estate related questions by potential clients. Under such a partnership, the partnering search engine or retail content site would host a Q&A module on their site that would have questions passed through to the RESAAS professional user base. Such a partnership would add value to our professional users by providing greater connectivity to potential clients.

AdSAAS

Another byproduct of our attracting a substantial number of real estate professionals to a single destination is expected to be inbound interest from various companies wishing to advertise their wares to such a specific audience. We did not want to flood RESAAS with advertisements that would detract from the user experience, and we therefore developed our own proprietary advertising engine called AdSAAS. This is a stand-alone service, which integrates directly from our platform, and allows us to serve ads to specific groups of users based on a variety of criteria. Most importantly it allows RESAAS to administer the whole process, ensuring a certain level of quality of advertisements and retaining a quality user experience for persons using the RESAAS platform.

Businesses and services in the real estate industry are able to reach a highly targeted network of licensed professionals on our platform by creating online advertisements with customized design, positioning, geo-targeting and budget, as well as in-depth results and analytics. AdSAAS advertisers have the option to create in-feed advertisements, which professional users can then engage with via comments, likes and clicks, or advertisements that appear within the right-side column on the platform. In-feed advertisements allow advertisers to strengthen the relationship they have with their existing and potential customers, while also encouraging engagement. Right-column ads, on the other hand, allow advertisers to maximize impressions to a targeted audience, since these advertisements will remain visible within each activity feed at all times. Importantly, these advertisements will never appear on a professional user’s public profile page.

RESAAS Marketplace

Launched in September 2014, the RESAAS marketplace is a collection of leading real estate products and services available to professional users through our platform at an exclusive, discounted price. The marketplace helps real estate agents and brokers identify which products top-producing agents are using and learn how these products can help to benefit their business. Approximately 35 partnerships are currently in place, including a variety of leading companies currently servicing the real estate industry:

•      Lenovo — business laptop supplier;

•      Contactually — customer relationship management (CRM) provider;

•      Dotloop — online real estate transactions;

•      BombBomb — video email marketing software;

•      Hootsuite — social relationship management dashboard;

•      DocuSign — eSignature technology and digital transaction management;

•      ReboGateway — advanced research system;

•      Expensify — simplified expense reporting system; and

•      Volkswagen — auto manufacturer.

Only verified professional users of our platform are given access to the exclusive deals offered in the marketplace. To access the marketplace deals, professional users must be logged into their RESAAS account and will navigate to the marketplace by visiting the drop-down menu in the upper right-hand corner of their profile page. From there, professional users will be able to view all of the marketplace deals as well as search for products and services that may be listed. In addition, they will be able to view the most popular deals as well as view all deals by category type (such as leads, CRM, marketing, and taxes). Savings on all products offered through the marketplace are typically between 10% and 25%, all of which are redeemable instantly.

Premium Services

We offer three premium service packages: RESAAS Premium, Broker Premium and Enterprise. Each package provides a suite of proprietary business-generating tools that are accessible to professional users through a subscription-based model, with both monthly and annual payment options available. In combination, these exclusive tools help such users target business-to-business, business-to-consumer, and consumer-to-business revenue sources.

RESAAS Premium is available to all professional users for a monthly or annual subscription fee. The monthly plan is available for $10 per month, while the annual plan is available for $96 per year ($8 per month). For both plans, premium users have a one-month free trial period prior to any charges being applied to their account.

With our Broker Premium package available to brokerage owners for a monthly subscription fee, RESAAS Premium is offered to each member of the brokerage at a reduced cost, providing an optional additional revenue stream for the brokerage.

Enterprise pricing is determined on a case-by-case basis, according to a combination of volume and what integral components of the RESAAS platform the franchise wants to include within the package.

RESAAS Premium

There are seven tools offered within the RESAAS Premium package:

•      Instant Lead Alerts — Prospective clients are able to ask questions to our professional user base. With instant lead alerts, premium users will receive an email notification each time a question is asked that pertains to their geographic area. They can then follow up and engage directly with the prospective client by providing an answer and demonstrating their professional expertise and thereby building relationships with prospective clients.

•      Instant Referral Alert — As soon as a public referral is posted in a premium user’s location, they will receive an email and in-platform notification to let them know. This way, premium users can be the first to respond, which significantly increases their likelihood of landing the client while also decreasing the amount of time they need to spend on the platform monitoring for relevant referral postings. Locations are based on the office address of a premium user, as well as the location of their uploaded listings. All of the referral activity of a premium user can be tracked within the dashboard (see “Lead and Referral Generation” above for more information).

•      Lead Gen Analytics — Lead Gen Analytics provides premium users with the ability to see exactly who has viewed their profile page and who has viewed each of their specific listings. Page views are tracked week-by-week over a 90-day duration, allowing premium users to discover the resulting trends of their platform activity. The name and location of each professional user who viewed their profile page or listing will be displayed, along with a link to view their own profile page to learn more about them, as well as the option to send a connection request and send a message. Every prospective client and anonymous visitor who views a premium user’s profile page or listing is also displayed; however, all personal information remains inaccessible to them.

•      ShareCRM — ShareCRM is a client-engagement tool that allows premium users to repurpose content that has been posted on the platform as interactive email campaigns. Premium users can send these campaigns to their personal contact list of past, present and prospective clients, so as to remain top-of-mind and gather valuable insight into their personal tastes and preferences.

These email campaigns follow a basic question-and-answer format, with an image acting as a prompt. Any photo that has been posted as a reblast on the platform, including listings, can be used. Once a photo is selected, premium users can pose a question around it (such as “Would you prefer a pool or a patio?”) and provide two possible answers (such as “Pool” or “Patio”) for recipients to select. Once the recipient opens the campaign and selects an answer, they will be redirected to the premium user’s profile.

The results of each ShareCRM campaign can be tracked through the dashboard, including who has opened the email and what answer they selected. Over time, this data can be used to better identify the personal preferences of each client, improving the effectiveness of their marketing efforts.

•      Branded Profile Page — All premium users are given custom-branded profiles pages. The default branding is removed and replaced with their own brand, whether that is the brokerage’s branding or their individual branding. Their brand logo is placed within the top banner and underneath their profile picture as well, while the top banner colour is also changed to match their brand. This helps to spread their brand awareness as well as ensuring that their profile page stands out.

•      Profile Badge — All premium users receive a badge on their profile page and profile picture, which allows them to be identified as a top agent on the platform. The badge appears on their profile picture next to every reblast they post.

•      Priority Email Support — Priority email support is offered to all premium users. These individuals gain access to a specific email address that is available to premium users only, which is given priority over support request by non-premium users by our customer support team. Priority support can be contacted via the dashboard.

Broker Premium

With our Broker Premium package, every agent within a brokerage receives a premium user account on our platform (see “RESAAS Premium” above for more information). On top of this, the brokerage receives access to additional tools and features, each one designed to enhance internal communication and awareness.

There are five tools and features offered within the Broker Premium package:

•      Branded Brokerage Page — A branded brokerage page is provided for each brokerage, which highlights the activity of their agents on the RESAAS platform, such as their listings, reblasts, questions that have been answered, and more. Furthermore, brokerages can use this branded brokerage page to recruit new agents from within the platform. The activity created on this profile page will increase the awareness of the brokerage, significantly expanding their audience. This is also beneficial to each of the agents within the brokerage, as their inventory will receive twice the marketing reach with no additional effort.

•      Recruit Alerts — Through the dashboard, any professional user can submit a request to join the RESAAS recruitment program (see “RESAAS Recruitment Program” above for more information). Brokerages will be notified immediately once a professional user submits a request to join a brokerage in their area, which will allow the brokerage to be the first to reach out and find new agents.

•      Brokerage Analytics — Brokerages are given access to detailed statistics regarding the activity of their agents on the platform. Some statistics that are available through brokerage analytics are:

•      Traffic to agents’ profile pages

•      Traffic to branded brokerage page

•      Number of engagements with members of the brokerage

•      Number of listing updates

•      Number of referrals

In addition, brokerages will be able to breakdown the activity per individual agents and compare their activity over time.

•      Private Internal Network — Similar to the exclusive brokerage feed mentioned above, the brokerage is given a private feed in order to communicate with the members of the entire brokerage.

•      ShareFile — ShareFile allows brokerages, franchises and associations as well as agents to upload, store, browse, search, share and download files securely inside the RESAAS platform. Premium users must be added to the ShareFile section of the platform in order to access the content within it. ShareFile can be applied to any group of users on RESAAS, whether it is a brokerage, association, franchise or otherwise, instantly providing a private area for the sharing of internal files.

ShareFile encourages content engagement by leveraging the existing ‘commenting and like’ structure that RESAAS’ reblast already uses. This creates a much more spirited dialogue by agents around the content, making the repository a more valuable place to discover new information.

In addition, ShareFile is built in accordance with our existing multilingual structure that underpins our entire platform, allowing for different language versions of the same file to be uploaded and associated with the original. We believe this currently does not exist in any other file sharing system available to the real estate industry, and is an important benefit for franchises that are growing their presence outside of North America in different regions with different locales and languages to support.

Enterprise

The Enterprise premium solution provided for franchises is similar to the Broker Premium package provided for brokerages. With our Enterprise package, all members of a franchise will receive a RESAAS profile page that has franchise branding applied to it (see screenshot below), and will be provided with a professional or premium user account, as per the terms of the agreement. Franchise members will be organized together in multiple groups, both public and private, typically according to location or region.

The primary feature of the enterprise package is the referral engine. An agent discovery page allows franchise members to browse any region in the world for other agents from that franchise, browse their listings, view their activity on the platform and engage with them by sending referrals or otherwise. As mentioned above, both public and private groups are used to organize professional users according to their location.

As an example, our first enterprise package created was for RE/MAX LLC, the largest real estate franchisor in the world. The core elements of our white-label platform were parceled together with RE/MAX corporate branding, re-named The RE/MAX Global Referral Network. Over 90,000 RE/MAX real estate agents from around the world have been given access to this exclusive network, which supports multiple currencies, units and languages so as to allow uninhibited communication and referral exchange between agents in any country. As of May 2015, we have also begun providing file storage and sharing solution services to RE/MAX agents across the globe.

Intellectual Property

We believe our proprietary cloud-based SaaS tools platform and website are fundamental to our business and our strategy, including the continued development of our platform. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and assignment of invention and non-disclosure agreements to protect our platform, systems and data procedures.

We have secured trademark registration for the word RESAAS in Canada and have a pending trademark application to register RESAAS in the United States. We have no trademark registration achieved or pending for our logo (only for the word mark).

We have secured a copyright in Canada for our website resaas.com. We have not filed for a copyright protection in other jurisdictions.

Properties

Our corporate headquarters are located in Vancouver, British Columbia, Canada, where we lease and occupy approximately 3,000 square feet of office space.

Employees

As of May 20, 2015, we employ 27 full-time staff, including our executive officers, and our technology and sales and marketing employees. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Legal Proceedings

We are not currently a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of May 18, 2015.

Name	Age	Position
Cory Brandolini	54	Chief Executive Officer, Chairman and Director
Thomas Rossiter	31	President and Director
Cameron Shippit	48	Chief Financial Officer, Secretary and Director
Michael St. Hilaire	46	Chief Revenue Officer
Marwan Haddad	42	Chief Technology Officer and VP of Engineering
J. Chris Morgando	50	Director
Adrian Barrett	47	Director
Richard Barkwell(1)	49	Director

____________

(1)     Mr. Barkwell’s appointment to our Board of Directors will be concurrent with our anticipated listing on The NASDAQ Capital Market.

Executive Officers

Cory Brandolini, is our founder, has been our Chief Executive Officer and director since June 4, 2009, and our Chairman since November 24, 2011. Prior to joining our team, Mr. Brandolini served as an investment advisor at various securities firms, including Gateway Securities Inc. from 2003 to 2007, Octagon Capital Corporation from 2000 to 2003, and Wolverton Securities Ltd. from 1988 to 2000. He has over 20 years of experience in the equity markets, primarily with venture capital, second-round financings and initial public offerings in the technology sector. Mr. Brandolini served as a director of Scavo Resource Corp. (formerly Pure Living Media Inc., TinyMassive Technologies Inc. and Patriotstar Ventures Inc.), a TSX Venture Exchange and CSE listed company, from December 11, 2009 to January 20, 2012.

Thomas Rossiter, has served as a member of our Board of Directors since April 2012 and our President since March 2013. Before becoming our President, Mr. Rossiter was our Vice President of Engineering from May 2011 to September 2011, and our Chief Technology Officer from September 2011 to March 2013. Mr. Rossiter served as the managing director at Lightmaker Group Ltd. from October 2007 to May 2011, and the technical manager for Lightmaker UK Ltd. from October 2003 to October 2007.

Cameron Shippit, has been our Chief Financial Officer, Secretary and director since June 5, 2009. Mr. Shippit previously worked as a financial planner, investment advisor and corporate finance consultant and has an extensive background in financial, investment and portfolio management. Mr. Shippit served as an investment and financial advisor at Canaccord Genuity Group Inc. from 2008 to 2009, RBC Dominion Securities Inc. from 2006 to 2008 and CIBC Imperial Service from 2001 to 2006. He has managed large portfolios of clients with over $90 million in assets.

Michael St. Hilaire, has been our Chief Revenue Officer since November 2011. Mr. St. Hilaire has held several senior managerial positions including Chief Executive Officer of Fliva, Inc. which was acquired by Adisn, Inc. in 2007. From 2007 to 2009, he was the executive vice president of customer development for Adisn, Inc. From 2010 until joining our team, Mr. St. Hilaire was the chief operating officer for TBWAP, Inc.

Marwan Haddad, is the architect and lead software engineer behind our technology platform. Mr. Haddad has been our Chief Technology Officer and Vice President of Engineering since September 2011. Mr. Haddad manages our team of engineers and oversees the development of business and technical functionality across our technology. From September 2009 to September 2011, he was the senior software engineer and backend lead for Blast Radius, a Vancouver, Canada, technology company. He was the owner of and principal software engineer for KreativeData Solutions from September 2002 to September 2009.

Non-Employee Directors

J. Chris Morgando, has served as a member of our Board of Directors since June 2009. Mr. Morgando was a director and the Vice President of Corporate Development of Pure Living Media Inc., a CSE listed company, from March 2010 to June 2011.

He also served as its interim President, CEO and COO for the month of March 2010.. Mr. Morgando also has experience as a director and officer of a private company, Cinematx Digital Inc., where he acted as the President, CFO, Secretary and director from September 2007 to September 2014.

Adrian Barrett, has served as a member of our Board of Directors since December 2009. Mr. Barrett has been the Chairman of the Board of Lightmaker Group Ltd., a global award-winning, full service digital media agency since October 1997. He is also the President and Chairman of each of Lightmaker Group’s four subsidiaries: Lightmaker UK Ltd. since September 1999; Lightmaker USA since November 2005; Lightmaker Amsterdam BV since March 2006; and, Lightmaker Vancouver since August 2007. He holds a Bachelor of Science in Economics and Business from the University of Wales, United Kingdom.

Richard “Rick” Barkwell, shall become a member of our Board of Directors concurrent with our anticipated listing on The NASDAQ Capital Market. Mr. Barkwell has extensive investment and financial planning experience and is currently a financial consultant and founder of the Barkwell Consulting Group. Mr. Barkwell was a financial advisor at Raymond James Ltd. from August 2008 until February 2015 and an investment advisor at Canaccord Capital Corporation from March 2002 until July 2008. Mr. Barkwell holds FINRA Series 7 and Series 67 licenses.

CORPORATE GOVERNANCE

Maintaining a high standard of corporate governance is a priority for the Board of Directors of RESAAS and RESAAS’ management believes that effective corporate governance will help create and maintain shareholder value in the long term. A description of RESAAS’ corporate governance practices, which addresses the matters set out in National Instrument 58-101 Disclosure of Corporate Governance Practices, is set out below.

Composition of the Board of Directors

Our Board of Directors currently consists of five members, an executive chairman, three executive directors and two non-executive directors. Upon our anticipated listing on The NASDAQ Capital Markets, our Board of Directors will be increased to six members, and Mr. Barkwell shall become the third non-executive member of our Board of Directors.

Under NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Barrett, Morgando, and Barkwell qualify as independent directors under Rule 5605(a)(2) of the NASDAQ listing standards.

As a venture issuer under applicable Canadian securities laws, we are exempt from the independence requirements in Part 3 of National Instrument 52-110 Audit Committees (“NI 52-110”).

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole.

Orientation and Continuing Education

Our Board of Directors briefs all new directors with respect to the policies of the Board of Directors and other relevant corporate and business information. The board does not provide any continuing education, but does encourage directors to individually and as a group keep themselves informed on changing corporate governance and legal issues. Directors are individually responsible for updating their skills required to meet their obligations as directors. In addition, the board undertakes strategic planning sessions with management.

Nomination of Directors

Our Board of Directors is responsible for identifying individuals qualified to become new Board members and recommending to the Board of Directors new director nominees for the next annual meeting of shareholders.

New nominees must have a track record in general business management, special expertise in an area of strategic interest to RESAAS, the ability to devote the required time, show support for RESAAS’ mission and strategic objectives, and a willingness to serve.

Compensation

Our Board of Directors conducts reviews with regard to the compensation of the directors and Chief Executive Officer once a year. To make its recommendations on such compensation, the Board of Directors informally takes into account the types of compensation and the amounts paid to directors and officers of comparable publicly traded Canadian companies.

At present, no compensation (other than the grant of incentive stock options) is paid to the directors of the Corporation in their capacity as directors. The Board of Directors does not currently have a compensation committee.

Assessments

Our Board of Directors regularly monitors the adequacy of information given to directors, communications between the board and management and the strategic direction and processes of the Board and its committees. The Board is currently responsible for assessing its own effectiveness, the effectiveness of individual directors and the effectiveness of the audit committee.

Code of Business Conduct and Ethics

Prior to an offering under this Prospectus, we intend to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon completion of an offering under this Prospectus, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.resaas.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Prospectus.

Audit Committee

Our Board of Directors has established an audit committee which operates under a charter that has been approved by the Board and such charter will be amended upon listing on The NASDAQ Capital Market. Upon completion of an offering under this Prospectus, a copy of our audit committee’s charter will be posted on the Corporate Governance section of our website at www.resaas.com.

Upon effectiveness of our anticipated listing on The NASDAQ Capital Market, our audit committee’s responsibilities will include:

•      appointing, approving the compensation of, and assessing the independence of our independent auditor (prior to our listing on the NASDAQ Capital Market, our Board of Directors retains the responsibility of appointing our independent auditor);

•      overseeing the work of our independent auditor, including through the receipt and consideration of reports from such firm;

•      reviewing and discussing with management and the independent auditor our annual and quarterly financial statements and related disclosures;

•      monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•      discussing our risk management policies;

•      establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting-related complaints and concerns;

•      meeting independently with our internal auditing staff, if any, independent auditor and management;

•      reviewing and approving or ratifying any related person transactions; and

•      preparing the audit committee report required by SEC rules.

The current members of our audit committee are J. Chris Morgando, Adrian Barrett and Cory Brandolini, each of whom is financially literate. Concurrent with our anticipated listing on The NASDAQ Capital Market, Mr. Bandolini intends to resign from the audit committee, and Mr. Barkwell shall be appointed to the committee. J. Chris Morgando serves as the chairperson of the audit committee. Our Board of Directors has determined that each of J. Chris Morgando and Adrian Barrett is, and Richard Barkwell will be, an independent director under NASDAQ rules and under Rule 10A-3 under the Exchange Act. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that J. Chris Morgando is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. For further information regarding our audit committee members’ experience and qualifications please see their respective biographies under “Executives” and “Non-Employee Directors” above.

Reliance on Certain Exemptions

At no time since the commencement of our most recently completed financial year have we relied on the exemption in sections 2.4 (De Minimis Non-audit Services) of NI 52-110 or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pursuant to section 6.1 of NI 52-110, as a venture issuer, we are relying on the exemption from the audit committee composition requirements and certain reporting obligations found in Parts 3 and 5 of NI 52-110.

Audit Committee Oversight

At no time since the commencement of our most recently completed financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by our Board of Directors.

Pre-Approval Policies and Procedures

Our audit committee is required to approve the engagement of our independent auditor in respect of non-audit services. The aggregate fees billed by our independent auditor for the last two fiscal years are provided below.

Audit Service Fees	Fiscal Year Ended December 31, 2014 ($)	Fiscal Year Ended December 31, 2013 ($)
Audit Fees(1)	26,460	20,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All other fees(4)	—	—
Total	26,460	20,000

____________

(1)       Aggregate fees billed (or accrued) by our auditor for audit services.

(2)       Aggregate fees billed (or accrued) by our auditor for audit-related services.

(3)       Aggregate fees billed (or accrued) by our auditor for professional services rendered for tax compliance, tax advice and tax planning.

(4)       Aggregate fees billed (or accrued) by our auditor and not included above.

Other Board Committees

Our Board of Directors has no other committees other than the audit committee.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth certain information with respect to beneficial ownership of our securities as of May 18, 2015 by:

•      persons known by us to be the beneficial owners of more than 5% of our issued and outstanding Common Shares;

•      each of our executive officers and directors; and

•      all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 32,642,880 Common Shares outstanding on May 18, 2015. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of May 18, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise stated, the address of each 5% or greater beneficial holder is c/o RESAAS Services, Inc., #303 – 55 Water Street, Vancouver, BC V6B 1A1 Canada. We believe, based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to the Common Shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Cory Brandolini(1)	3,983,801	12.3%
Tom Rossiter(2)	250,000	*
Cameron Shippi(3)	1,551,968	4.8%
Michael St. Hilaire(4)	250,000	*
Marwan Haddad(5)	319,800	1.0%
J. Chris Morgando	225,000	*
Adrian Barrett	4,004,500	12.3%
Richard Barkwell(6)	1,100	*

All executive officers, and directors as a group (Seven persons)(7)	10,531,369	31.8%

5% or Greater Stockholders
R. Craig Barton(8)	2,714,500	8.3%

____________

*      Less than 1%.

(1)       Includes 13,800 Common Shares held by Mr. Brandolini’s spouse.

(2)     Includes 250,000 Common Shares subject to stock options exercisable within 60 days of May 18, 2015.

(3)     Includes 64,468 Common Shares held by Mr. Shippit’s spouse.

(4)     Includes 250,000 Common Shares subject to stock options exercisable within 60 days of May 18, 2015.

(5)     Includes 315,000 Common Shares subject to stock options exercisable within 60 days of May 18, 2015.

(6)       Includes 1,100 Common Shares held in trust for Mr. Barkwell’s three minor children.

(7)     Includes 815,000 Common Shares subject to stock options exercisable within 60 days of May 18, 2015.

(8)     Includes 75,000 Common Shares subject to stock options and 234,500 Common Shares subject to warrants exercisable within 60 days of May 18, 2015, and 785,000 Common Shares held by Librico Properties Ltd. which is solely owned by Mr. Barton.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Board of Directors is responsible for determining, by way of discussions at Board meetings, the compensation to be paid to our executive officers. We currently do not have a formal compensation program with specific performance goals or similar conditions; however, the performance of each executive is considered along with our ability to pay compensation and our results of operation for the period. We do not use any benchmarking in determining compensation or any element of compensation.

We presently have five named executive officers: Cory Brandolini, Cameron Shippit, Thomas Rossiter, Michael St. Hilaire and Marwan Haddad. Mr. Brandolini has served as our Chief Executive Officer and director since June 4, 2009 and our Chairman since November 24, 2011; he also served as our President from June 4, 2009 to March 13, 2013. Mr. Shippit has served as our Chief Financial Officer, Secretary and director since June 4, 2009. Mr. Rossiter has served as our President since March 13, 2013; he also served as our Chief Technology Officer from September 26, 2011 to August 28, 2014. Mr. St. Hilaire has served as our Chief Revenue Officer since August 28, 2014; he also served as our Chief Operating Officer from November 21, 2011 to May 15, 2013, and our Chief Marketing Officer from May 15, 2013 to August 28, 2014. Mr. Haddad has served as our Chief Technology Officer since August 28, 2014 and our Vice President of Engineering since May 10, 2013.

Any salary paid to our named executive officers is dependent upon our finances as well as the performance of each of the named executive officers.

Principles and Objectives of Compensation Program

Our compensation program for all of our employees, including our senior officers, consists of long-term incentive compensation comprised of share options and base salaries. This program is designed to achieve the following key objectives:

•      to support our overall business strategy and objectives;

•      to provide market competitive compensation that is substantially performance-based;

•      to provide incentives that encourage superior corporate performance and retention of highly skilled and talented employees; and

•      to align executive compensation with corporate performance and therefore shareholders’ interests.

The value of this program is used as a basis for assessing the overall competiveness of our compensation package. The fixed element of compensation provides a competitive base of secure compensation required to attract and retain executive talent. The variable performance-based, or “at risk” compensation, is designed to encourage both short-term and long-term performance by our employees. At more senior levels of the organization, a significant portion of compensation eligible to be paid is variable performance-based compensation which places a greater emphasis on rewarding employees for their individual contributions, the business results of our company and creating long-term value for our shareholders.

At present, our Board of Directors does not evaluate the implications of the risks associated with our current compensation policies and practices as we are still developing our business and our management is focusing their time and attention on our operations.

Although permitted, at this time no named executive officer or director has or intends to purchase financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the named executive officer or director.

Compensation Governance

We do not have a compensation committee. Our Board of Directors is responsible for determining the compensation to be paid to our directors and executive officers. We do not have any formal compensation policies at this time, and the practices adopted by the Board of Directors to determine the compensation for our directors and executive officers are described above.

Executive Employment Agreements

Cory Brandolini

In May 2015, we entered into an employment agreement with Cory Brandolini, pursuant to which Mr. Brandolini agreed to serve as our Chief Executive Officer for an initial term of twenty-four months. The employment agreement provides that Mr. Brandolini is to receive an annual base salary of $78,000. Mr. Brandolini is also eligible to participate in all annual bonus, incentive, stock option, savings and retirement plans, policies and programs applicable generally to our senior executives.

Under Mr. Brandolini’s employment agreement, we may terminate his employment with or without “Cause” (as described below) at any time. If we terminate Mr. Brandolini’s employment without cause or he resigns for “Good Reason” (as described below), we will continue to pay Mr. Brandolini in monthly installments, as severance pay, his full base salary in effect at the time of such termination, for a period of fifteen months.

Thomas Rossiter

In May 2015, we entered into an employment agreement with Thomas Rossiter, pursuant to which Mr. Rossiter agreed to serve as our President for an initial term of twenty-four months. The employment agreement provides that Mr. Rossiter is to receive an annual base salary of $120,000. Mr. Rossiter is also eligible to participate in all annual bonus, incentive, stock option, savings and retirement plans, policies and programs applicable generally to our senior executives.  Additionally, Mr. Rossiter’s employment agreement contemplates that he will be awarded option(s) within the first twelve months of his employment to purchase in the aggregate up to 1.75 million of our common shares at a price equal to our stock price on the date of the respective grant. The vesting schedule and terms of the option grants are at our Board of Directors’ discretion and are to be determined at the time of grant.

Under Mr. Rossiter’s employment agreement, we may terminate his employment with or without “Cause” at any time. If we terminate Mr. Rossiter’s employment without cause or he resigns for “Good Reason,” we will continue to pay Mr. Rossiter in monthly installments, as severance pay, his full base salary in effect at the time of such termination, for a period of fifteen months.

Cameron Shippit

In May 2015, we entered into an employment agreement with Cameron Shippit, pursuant to which Mr. Shippit agreed to serve as our Chief Financial Officer for an initial term of twenty-four months. The employment agreement provides that Mr. Shippit is to receive an annual base salary of $78,000. Mr. Shippit is also eligible to participate in all annual bonus, incentive, stock option, savings and retirement plans, policies and programs applicable generally to our senior executives.

Under Mr. Shippit’s employment agreement, we may terminate his employment with or without “Cause” at any time. If we terminate Mr. Shippit’s employment without cause or he resigns for “Good Reason,” we will continue to pay Mr. Shippit in monthly installments, as severance pay, his full base salary in effect at the time of such termination, for a period of fifteen months.

All of our executive employment agreements contain standard confidential information and non-compete provisions. In addition, as a condition to the employment agreement, the respective officer has entered into an intellectual property assignment agreement with us for the purpose of transferring and assigning to us any and all work product created, developed or acquired by the officer prior to the date of the employment agreement.

“Cause” for purposes of the executive employment agreements means that the executive has: (i) committed gross negligence or willful misconduct with respect to the Company; (ii) substantially and repeatedly failed to perform his duties as reasonably directed by our Board; (iii) committed a material breach of his employment agreement; (iv) failed for any reason to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which does or may materially or adversely affect the Company’s business or operations; (v) committed misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure our reputation if he were to remain employed by us; (vi) continued to perform in a substandard manner; (vii) been convicted by or entered a plea of guilty or no contest in a court of competent and final jurisdiction for any felony or indictable offence; (viii) committed an act of fraud, whether prior to or subsequent to the date of his employment, upon the Company or any of its affiliates; or (ix) engaged in harassing or discriminating behavior against the Company’s employees, customers or vendors in violation of law.

“Good Reason” means: (i) there is a reduction in, or failure to pay, the base salary or any other payments or benefits due to the executive; or (ii) the Company commits a material breach of any of the terms of the employment agreement.

Amended and Restated Stock Option Plan

General

On March 10, 2014, our Board of Directors adopted our amended and restated stock option plan (the “Plan”).

The Plan provides for awards of incentive stock options. Subject to the provisions of the Plan relating to adjustments upon changes in our Common Shares, the number of shares reserved for issuance pursuant to the exercise of options granted under the plan shall not exceed 20% of our issued and outstanding Common Shares at the date of grant of any options. As of May 18, 2015, 2,877,600 options to purchase our Common Shares have been issued under the Plan.

Purpose

Our Board of Directors adopted the Plan to provide a means by which our directors, officers, employees and consultants may be given an opportunity to benefit from increases in the value of our Common Shares, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our company’s interests by offering them opportunities to acquire our Common Shares stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses.

Administration

Unless it delegates administration to a committee, our Board of Directors administers the Plan. Subject to the provisions of the Plan, our Board of Directors has the power to determine in its discretion: (a) grant options to eligible persons; (b) determine the terms, limitations, restrictions and conditions respecting such grants; (c) interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (d) make all other determinations and take all other actions in connection with the implementation and administration of the Plan.

Eligibility

Incentive stock options may be granted under the Plan only to employees, directors and consultants of our company and its affiliates.

Terms of Options

Subject to certain limited exceptions, the exercise price of stock options may not be less than the greater of the closing market prices on the trading day immediately preceding the date of grant of the options and on the date of grant of the options.

The Board of Directors may, in its absolute discretion, upon granting options specify a particular time period or periods following the date of grant during which an optionee may exercise the options and may designate the exercise price and the number of Common Shares in respect of which such optionee may exercise the options during each such time period.

If a director, officer, employee or consultant who has been granted options ceases to act as such for any reason other than death, such director, officer, employee or consultant shall have the right to exercise any vested options not exercised prior to such termination within a period of 90 calendar days after the date of termination, or such shorter period as may be set out in the optionee’s option agreement.

Effect of Certain Corporate Events

If a bona fide offer to purchase our Common Shares is made to an optionee or to our shareholders generally or to a class of our shareholders which includes the optionee (an “Offer”), which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company as defined in Subsection 1(1) of the Securities Act (British Columbia), then the Company shall, upon receipt of notice of the Offer, notify each optionee of full particulars of the Offer, whereupon all options will become vested and may be exercised in whole or in part by such optionee so as to permit such optionee to tender any shares issued upon such exercise (each, an “Option Share”), pursuant to the Offer.

If at any time options remains unexercised with respect to any unissued Option Shares and an Offer is made by an offeror, the Board may, upon notifying each optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of options vested, and declare that the expiry date for the exercise of all unexercised options granted is accelerated so that all options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer.

If a change of control occurs, all options will become vested and may be exercised in whole or in part by the applicable optionee.

Duration, Amendment and Termination

Our Board of Directors may suspend or terminate the Plan without stockholder approval or ratification, subject to certain restrictions, at any time or from time to time.

Our Board of Directors may also amend the Plan at any time, and from time to time. Our Board may submit any other amendment to the Plan for stockholder approval in its discretion.

Summary Compensation Table

The following table summarizes the compensation paid to each named executive officer for the last three completed financial years:

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year Ended December 31	Salary ($)		Share-based Awards ($)	Option-based Awards ($)(1)	Annual Incentive Plans		Long-term Incentive Plans	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Cory Brandolini, CEO	2014	78,214		Nil	Nil	Nil		Nil	Nil	Nil	78,214
	2013	78,214		Nil	Nil	28,000	(2)	Nil	Nil	Nil	106,214
	2012	56,066		Nil	Nil	2,500	(2)	Nil	Nil	Nil	58,566
Cameron Shippit, CFO	2014	78,214		Nil	Nil	3,500	(2)	Nil	Nil	Nil	81,714
	2013	78,214		Nil	10,257	3,000	(2)	Nil	Nil	Nil	91,471
	2012	56,066		Nil	Nil	2,500	(2)	Nil	Nil	Nil	58,566

Thomas Rossiter, President	2014	120,330	(3)	Nil	94,739	Nil		Nil	Nil	Nil	215,069
	2013	120,330	(3)	Nil	198,990	Nil		Nil	Nil	Nil	319,320
	2012	123,297	(3)	Nil	55,572	Nil		Nil	Nil	Nil	178,869

Michael St. Hilaire, Chief Revenue Officer	2014	102,678		Nil	94,739	Nil		Nil	Nil	Nil	197,417
	2013	96,001		Nil	198,990	Nil		Nil	Nil	Nil	294,991
	2013	119,596		Nil	78,899	Nil		Nil	Nil	Nil	198,495

Marwan Hadad, Chief Technology Officer	2014	106,703		Nil	373,939	Nil		Nil	Nil	Nil	480,642
	2013	96,813		Nil	67,548	Nil		Nil	Nil	Nil	164,271
	2012	97,610		Nil	23,072	Nil		Nil	Nil	Nil	120,682

____________

(1)     The grant date fair value is calculated using the Black-Scholes model.

(2)     Represents a discretionary annual bonus.

(3)     Represents salary earned by Mr. Rossiter in his capacity as our President.

Other than as set forth above, no named executive officer has received, during our most recently completed financial year, compensation pursuant to:

(a)   any standard arrangement for the compensation of directors for their services in their capacity as directors, including any additional amounts payable for committee participation or special assignments;

(b)   any other arrangement, in addition to, or in lieu of, any standard arrangement, for the compensation of directors in their capacity as directors; or

(c)   any arrangement for the compensation of directors for services as consultants or expert.

The only security based compensation arrangement that we have in place is the Plan.

Outstanding Share-Based Awards and Option-Based Awards

The table below sets out all awards outstanding for the named executive officers as of December 31, 2014:

	Option-Based Awards		Share-Based Awards
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options(1) ($)	Number of Shares or Units That Have Not Vested	Market or Payout Value of Share-Based Awards That Have Not Vested	Market or Payout Value of Vested Share-based Awards not Paid Out or Distributed ($)
Cory Brandolini	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Cameron Shippit	22,200	1.00	February 13, 2015	45,510	Nil	Nil	Nil
Thomas Rossiter	200,000	1.10	June 13, 2015	390,000	Nil	Nil	Nil
	50,000	2.35	December 23, 2019	35,000	Nil	Nil	Nil
Michael St. Hilaire	200,000	1.10	June 13, 2015	390,000	Nil	Nil	Nil
	50,000	2.35	December 23, 2019	35,000	Nil	Nil	Nil
Marwan Haddad	50,000	1.25	September 13, 2015	90,000	Nil	Nil	Nil
	100,000	4.50	March 8, 2016	Nil	Nil	Nil	Nil
	65,000	2.35	December 23, 2019	45,500	Nil	Nil	Nil

____________

(1)     Determined by subtracting the exercise price from the market price on December 31, 2014 ($3.05).

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards during the year ended December 31, 2014 by our named executive officers.

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Cory Brandolini	Nil	Nil	Nil
Cameron Shippit	Nil	Nil	Nil
Thomas Rossiter	Nil	Nil	Nil
Michael St. Hilaire	Nil	Nil	Nil
Marwan Haddad	Nil	Nil	Nil

Pension Plan Benefits

RESAAS does not have a pension plan that provides for payments or benefits to the named executive officers at, following, or in connection with retirement.

Defined Benefits Plans

RESAAS does not have a defined benefits pension plan that provides for payments or benefits at, following, or in connection with retirement.

Defined Contribution Plans

RESAAS does not have a defined contribution pension plan that provides for payments or benefits at, following or in connection with retirement.

Deferred Compensation Plans

RESAAS does not have any deferred compensation plan with respect to any named executive officer.

Termination and Change of Control Benefits

Our named executive officers have certain contractual rights that provide for severance payments in the event their employment is terminated without “Cause” or if they resign for “Good Reason.” See the respective employment agreements for our executives described above under the heading “Executive Employment Agreements.”

Director Compensation

Director Compensation Table

The following table sets forth the details of compensation provided to our directors, other than our named executive officers, during the financial year ended December 31, 2014:

Name	Financial Year	Fees Earned ($)	Share-based Awards ($)	Option-based Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Adrian Barrett	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil
J. Chris Morgando	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Richard Barkwell(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

____________

(1)     The grant date fair value is calculated using the Black-Scholes model.

(2)     Mr. Barkwell will become a director concurrent with our anticipated listing on The NASDAQ Capital Market.

The decision to grant options is made by our Board of Directors as a whole, and a grant is approved by directors’ resolutions or at a meeting of the directors. Other than as set forth above, no director of RESAAS who is not a named executive officer has received, during our most recently completed financial year, compensation pursuant to:

(a)   any standard arrangement for the compensation of directors for their services in their capacity as directors, including any additional amounts payable for committee participation or special assignments;

(b)   any other arrangement, in addition to, or in lieu of, any standard arrangement, for the compensation of directors in their capacity as directors; or

(c)   any arrangement for the compensation of directors for services as consultants or expert.

Outstanding Share-Based Awards and Option-Based Awards

The following option-based awards granted to directors by RESAAS were outstanding as at December 31, 2014:

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options ($)(1)	Number of Shares or Units of Shares that Have not Vested (#)	Market or Payout Value of Share-based Awards that Have not Vested ($)
Adrian Barrett	Nil	Nil	Nil	Nil	Nil	Nil
J. Chris Morgando	50,000	1.00	January 16, 2015	102,500	Nil	Nil
Richard Barkwell(2)	N/A	N/A	N/A	N/A	N/A	N/A

____________

(1)	Determined by subtracting the exercise price from the market price on December 31, 2014 ($3.05).
(2)	Mr. Barkwell will become a director concurrent with our anticipated listing on The NASDAQ Capital Market.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards to directors during the year ended December 31, 2014:

Name	Option-Based Awards – Value Vested During the Year ($)(1)	Share-Based Awards – Value Vested During the Year ($)	Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Adrian Barrett	Nil	Nil	Nil
J. Chris Morgando	Nil	Nil	Nil
Richard Barkwell(2)	N/A	N/A	N/A

____________

(1)	Determined by subtracting the exercise price from the market price on December 31, 2014 ($3.05).
(2)	Mr. Barkwell will become a director concurrent with our anticipated listing on The NASDAQ Capital Market.

PRIOR SALES

During the 12 months preceding the date of this Prospectus, we issued the following securities:

•      On July 30, 2014, we issued 1,570,903 units, each consisting of one Common Share and one two-year warrant to purchase one additional Common Share at an exercise price of $3.00 per share, at an offering price of $2.55 per unit for aggregate gross proceeds of $4,005,802.

•      On December 23, 2014, we granted options to employees and consultants to purchase 1,610,000 Common Shares at an exercise price of $2.35 per share, expiring five years from the date of grant.

•      We issued 699,712 Common Shares upon exercise of warrants at prices ranging from $1.10 per share to $3.00 per share, with a weighted average price of $1.48 per share, for aggregate proceeds of $1,035,014.

•      We issued 708,900 Common Shares upon exercise of options at prices ranging from $1.00 per share to $2.35 per share, with a weighted average price of $1.09 per share, for aggregate proceeds of $772,665.

PRICE RANGE AND TRADING

Our Common Shares commenced trading on the CSE under the symbol “RSS” from the time of our initial public offering in February 2011. The following table sets forth the price ranges and volume of our Common Shares as reported by the CSE for the periods indicated:

	High (Cnd$)	Low (Cnd$)	Volume
2014
May	4.00	3.40	111,050
June	3.45	3.00	192,483
July	3.62	3.02	126,920
August	3.95	3.25	55,693
September	3.79	3.00	109,900
October	3.20	2.25	56,700
November	2.45	2.20	130,550
December	3.05	2.00	183,453
2015
January	4.03	2.80	177,238
February	4.03	3.61	162,070
March	4.49	3.30	178,797
April	4.22	3.25	172,382
May	4.10	3.45	186,134

Our shares began trading on the OTCQX Marketplace under the symbol “RSASF” on September 30, 2014. The following table sets forth the price ranges and volume of our Common Shares as reported by the OTCQX from the date on which our Common Shares were initially quoted for the periods indicated:

	High (US$)	Low (US$)	Volume
2014
September	3.47	3.23	6,100
October	3.23	2.10	12,600
November	2.09	1.97	18,800
December	2.09	1.81	4,000
2015
January	3.00	2.69	5,800
February	3.16	3.07	4,400
March	3.64	3.00	18,000
April	3.46	3.00	15,800
May	3.07	3.00	2,500

As of the date of the Prospectus, there were approximately 48 registered holders of our Common Shares. The number of registered holders does not include any shares held by beneficial owners in street name.

THE SECURITIES THAT WE MAY OFFER

We, directly or through underwriters, dealers or agents designated by us from time to time, may offer, issue and sell, together or separately, up to US$50,000,000 in the aggregate of:

•      Common Shares;

•      Warrants to purchase Common Shares; and

•      Units consisting of Common Shares and Warrants.

We will describe in the applicable Prospectus Supplement the detailed terms of the Securities offered by that supplement. If indicated in the Prospectus Supplement, the terms of the offered Securities may differ from the terms summarized below.

This Prospectus may not be used to sell our Securities unless it is accompanied by the applicable Prospectus Supplement.

DESCRIPTION OF SECURITIES

Our authorized capital structure consists of three classes of shares, Common Shares, Class A Shares and Class B Preferred Shares.

Common Shares

We are authorized to issue an unlimited number of Common Shares without par value, of which 32,642,880 are issued and outstanding and fully paid and non-assessable as of May 20, 2015. The Common Shares are not subject to any further call or assessment, do not have any pre-emptive, conversion or redemption rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the Common Shares, all of which rank equally as to benefits that may accrue to the holders of the Common Shares. All holders of Common Shares are entitled to receive a notice of any meeting of the shareholders of RESAAS, excluding meetings at which only holders of Class A Shares are entitled to vote, and will have one vote for each Common Share held. Voting rights may be exercised in person or by proxy. Holders of Common Shares are entitled to receive such dividends in any financial year as the board of directors may declare. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, ratably in proportion to their ownership interest, the remaining assets of our business.

As of May 20, 2015, we had outstanding stock options to purchase a total of 2,877,600 Common Shares at exercise prices ranging from Cnd$1.10 to Cnd$2.35 per share and expiring on dates ranging from September 13, 2015 to December 3, 2016. All outstanding options were granted under our original stock option plan, our amended and restated stock option plan, or in limited cases, outside either plan.

As May 20, 2015, we had outstanding warrants to purchase up to 1,530,903 Common Shares at an exercise price of Cnd$3.00 per share expiring on January 30, 2016.

Class A Shares

We are authorized to issue an unlimited number of non-voting, non-transferrable (except in the event of incapacity or death) Class A Shares with a par value of Cnd$0.01 per share, none of which, are issued and outstanding as of May 20, 2015. Class A Shares cannot be issued at a price less than Cnd$2.00 per share. Holders of Class A Shares have no voting rights and no right to receive notice of or attend any meeting of our shareholders, except meetings at which holders of Class A Shares are entitled to vote. Holders of Class A Shares are not entitled to receive any dividends.

Each issued and outstanding Class A Share shall be converted into one fully paid Common Share immediately prior to the consummation of any “Change of Control Event”. A Change of Control Event for this purpose is defined as a merger, amalgamation, arrangement, reorganization, take-over bid, tender offer, exchange offer, acquisition, sale of shares, or other form of corporate reorganization in which outstanding Common Shares are exchanged for money, securities or other consideration, with the result that upon completion of the transaction 50% or more of the our voting securities or the resulting issuer, as the case may be, are beneficially owned, directly or indirectly, by one or more persons other than persons who beneficially own at least 50% of the Common Shares immediately prior to completion of such transaction. All converted Class A Shares will be cancelled upon conversion and will not be reissued.

Class B Shares

We are authorized to issue an unlimited number of Class B Preferred Shares without par value. To enhance our ability to secure financing in the future, our management (with shareholder approval) increased the Company’s authorized capital by creating a class of “blank cheque” preferred shares without par value that may be issued in one or more series. The creation of the Class B Preferred Shares allows the board of directors to react quickly to market conditions and other factors and create a series of shares without the time and expense involved in calling a special meeting of our shareholders.

The rights and restrictions attached to the Class B Preferred Shares allow the board of directors to fix the number of shares in the series and to fix the preferences, special rights and restrictions, privileges, conditions and limitations attached to the shares of that series, before the issuance of shares of any particular series. The board of directors has the authority to fix, amongst other things, the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the our shareholders.

Warrants

Warrants may be offered separately or together with Common Shares.

Each series of Warrants will be issued under a separate Warrant agreement to be entered into between us and one or more banks or trust companies acting as Warrant agent. A copy of each applicable Warrant agreement will be filed by us with the securities commission or similar regulatory authority in each of the provinces of Canada, and in the U.S. with the SEC, after we have entered into it and will be available electronically at www.sedar.com and www.sec.gov.

The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

The Prospectus Supplement relating to the particular Warrants offered thereby will describe the terms of such Warrants, including, where applicable:

•      the specific designation and aggregate number of Warrants;

•      the price at which the Warrants will be issued;

•      the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•      the currency or currencies in which the Warrants will be offered;

•      the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that number of Common Shares may be purchased upon exercise of each Warrant;

•      the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•      the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•      the minimum or maximum amount of Warrants that may be exercised at any one time;

•      whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•      whether the Warrants will be issued in fully registered or global form; and

•      any other material terms of the Warrants.

Original purchasers of Warrants will have a contractual right of rescission against RESAAS in respect of the conversion of the Warrants.

The contractual right of rescission will entitle such original purchasers to receive the amount paid on original purchase of the Warrants upon surrender of the underlying securities gained thereby, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion takes place within 180 days of the date of the purchase of the Warrants under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the Warrants under this prospectus. This contractual rights of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Units

We may issue Units consisting of any combination of the other types of Securities offered under this Prospectus in one or more series. We may elect to evidence each series of Units by unit certificates that we will issue under a separate unit agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable Prospectus Supplement relating to a particular series of Units.

The following description, together with the additional information included in any applicable Prospectus Supplement, summarizes the general features of the Units that we may offer under this Prospectus. You should read any Prospectus Supplement related to the series of Units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms.

If we offer any Units, certain terms of that series of units will be described in the applicable Prospectus Supplement, including, without limitation, the following, as applicable:

•      the title of the series of Units;

•      identification and description of the separate constituent Securities comprising the units;

•      the price or prices at which the Units will be issued;

•      the date, if any, on and after which the constituent Securities comprising the Units will be separately transferable;

•      a discussion of certain Canadian and U.S. federal income tax considerations applicable to the Units; and

•      any other material terms of the units and their constituent Securities.

Escrowed Securities

Canadian law under National Policy 46-201 Escrow for Initial Public Offerings (“NP 46-201”) requires that all shares of a domestic issuer owned or controlled by our principals will be escrowed at the time of the issuer’s initial public offering in Canada, unless the shares held by the principal or issuable to the principal upon conversion of convertible securities held by the principal collectively represent less than 1% of the total issued and outstanding shares of the issuer after giving effect to the IPO.

We entered into an escrow agreement dated October 20, 2010 (the “Escrow Agreement”) with our transfer agent and certain of our directors, executive officers or insiders who are collectively referred to as the “Escrow Holders”. The Escrow Agreement complies with the provisions of NP 46-201, with the exception of the escrow release period which has been changed to a 66 month release period as set out in the following table:

Date of Automatic Timed Release	Amount of Escrowed Securities Released
On the IPO Date	None
6 months after the IPO Date	None
12 months after the IPO Date	10% of the escrowed securities
18 months after the IPO Date	10% of the escrowed securities
24 months after the IPO Date	10% of the escrowed securities
30 months after the IPO Date	10% of the escrowed securities
36 months after the IPO Date	10% of the escrowed securities
42 months after the IPO Date	10% of the escrowed securities
48 months after the IPO Date	10% of the escrowed securities
54 months after the IPO Date	10% of the escrowed securities
60 months after the IPO Date	10% of the escrowed securities
66 months after the IPO Date	All remaining escrowed securities

The automatic timed release escrow applicable to us resulted in no release from escrow until the date that was 12 months after February 3, 2011, the date on which our Common Shares were listed for trading on the CSE (the “IPO Date”), at which time 10% of the escrowed securities were released. The remaining escrowed securities have been and will continue to be released in 10% tranches every six months thereafter.

A total of 2,925,001 Common Shares are subject to escrow as of the date of this Prospectus, as set out in the following table:

Designation of Class	Number of Escrowed Securities	Percentage of Class (%)
Common Shares	2,925,001	9.5

Current Listings and The NASDAQ Capital Market

Our Common Shares are listed on the CSE under the symbol “RSS” and quoted the OTCQX Marketplace under the symbol “RSASF.” We have applied to list our Common Shares on The NASDAQ Capital Market under the symbol “RSAS.” Listing on The NASDAQ Capital Market will be subject to us fulfilling all of the applicable NASDAQ listing requirements.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the 25-month period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, if any, any underwriting commissions or discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or paid to dealers and who will be paying the underwriters’ compensation and expenses. Only underwriters so named in the Prospectus Supplement will be deemed to be underwriters in connection with the Securities offered thereby.

Sales By Underwriters or Dealers

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the proceeds of the offering or out of our general corporate funds as specified in the relevant Prospectus Supplement.

Unless otherwise specified in the Prospectus Supplement, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels other than that which might otherwise exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.

If, in connection with the offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allotment paid to dealers may be changed from time to time.

Under no circumstances will the fee, commission or discount received or to be received by any underwriter, placement agent or other Financial Industry Regulatory Authority member or independent broker-dealer exceed 8.0% of the gross proceeds of any public offering of the Securities in the United States pursuant to a Prospectus Supplement.

Sales By Agents

The Securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the relevant Prospectus Supplement. Any such fees or commissions will be paid out of the proceeds of the offering or out of our general corporate funds as specified in the relevant Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

We may also sell Securities directly at such prices and upon such terms as we agree with the purchasers of such Securities. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled, pursuant to any agreements to be entered into with the Company, to indemnification by the Company, against certain liabilities, including liabilities under applicable Canadian and United States securities legislation, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

J. Chris Morgando, a director of RESAAS, resides outside of Canada and has appointed Cameron Shippit of #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada as his agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if that person has appointed an agent for service of process.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of our securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986). Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our consolidated financial statements for the year ended December 31, 2014 have been audited by KPMG LLP, Chartered Professional Accountants (“KPMG”). KPMG has confirmed that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant U.S. professional and regulatory standards.

Our consolidated financial statements for years ended December 31, 2013 and 2012 have been audited by Saturna Group Chartered Accountants, LLP (“Saturna Group”). Saturna Group has confirmed that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant U.S. professional and regulatory standards. Saturna Group was asked to resign by the Company as the auditors of the Company and did so effective April 6, 2015. KPMG was appointed by the board of directors as the new auditors of the Company commencing April 6, 2015.

The transfer agent and registrar for the Common Shares in both Canada and the U.S. is Computershare Trust Company of Canada at its offices located in Vancouver, British Columbia.

LEGAL MATTERS

Certain Canadian legal matters relating to any offering under a Prospectus Supplement will be passed upon on our behalf by Bacchus Law Corporation. Certain United States legal matters relating to any offering under a Prospectus Supplement will be passed upon on our behalf by TroyGould PC. As of May 20, 2015, the partners and associates of TroyGould PC and the controlling shareholder of Bacchus Law Corporation beneficially own, directly or indirectly, in the aggregate less than 1% of our issued and outstanding Common Shares. In addition, certain legal matters in connection with any offering under a Prospectus Supplement will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in the province of British Columbia provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation in the province of British Columbia further provides a purchaser with remedies for rescission or damages if the prospectus or any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the Securities Act (British Columbia). The purchaser should refer to any applicable provisions of the Securities Act (British Columbia) for the particulars of these rights or consult with a legal advisor.

In an offering of Warrants or Units, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Warrant or Unit, as applicable, is offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

Rights and remedies may also be available to purchasers under United States laws; purchasers may wish to consult with a United States lawyer for particulars of these rights.

WHERE TO FIND MORE INFORMATION

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of this Prospectus and the documents incorporated by reference herein may be obtained on request, without charge, from the Chief Financial Officer of RESAAS at #303 – 55 Water Street, Vancouver, British Columbia V6B 1A1, Canada, telephone (604) 558-2929, and are also available electronically at www.sedar.com.

In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, upon listing on The NASDAQ Capital Market and becoming an SEC reporting company we will be subject to the informational reporting requirements of the Exchange Act, and in accordance therewith file reports with, and furnish other information to, the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of certain Canadian jurisdictions, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we may not be required to publish financial statements as promptly as United States companies.

You may read any document we have filed with or furnished to the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website, at www.sec.gov, that contains reports and other information we have filed with the SEC on EDGAR.

We have filed with the SEC under the Securities Act a registration statement on Form F-10 relating to the securities being offered hereunder and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

CERTIFICATE OF THE COMPANY

Dated: June 2, 2015

This short form base shelf prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form base shelf prospectus as required by the securities legislation of the Provinces of British Columbia, Alberta and Ontario.

“Cory Brandolini”	“Cameron Shippit”
CORY BRANDOLINI	CAMERON SHIPPIT
Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

“J. Chris Morgando”	“Thomas Rossiter”
J. CHRIS MORGANDO	THOMAS ROSSITER
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) provides that a company may do one or both of the following:

(a)   indemnify an eligible party against all eligible penalties, which are judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

(b)   after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees, but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. However, a company must not make the payments referred to immediately above unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

(a)   is or was a director or officer of the company;

(b)   is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c)   at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)   if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)   if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)   if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

(d)   in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)   order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)   order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)   order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)   order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

(e)   make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The articles of RESAAS Services Inc. (“RESAAS”) provide that RESAAS must, subject to the BCBCA, indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and RESAAS must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director of RESAAS is deemed to have contracted RESAAS on the above terms.

The articles of RESAAS further provide that RESAAS may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of RESAAS to comply with the BCBCA or the articles of RESAAS does not invalidate any indemnity to which he or she is entitled under those articles.

RESAAS is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternate directors, officers, employees or agents of RESAAS or any affiliate of RESAAS.

RESAAS maintains directors’ and officers’ liability insurance coverage through a policy covering RESAAS and its subsidiaries, which has an annual policy limit of $2,000,000, subject to a deductible of up to $15,000 per claim. This insurance provides coverage for indemnity payments made by RESAAS to its directors and officers as required or permitted by law for losses, including legal costs, incurred by directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by RESAAS. The insurance coverage for directors and officers has customary exclusions, including acts determined to be uninsurable under laws, or deliberately fraudulent or criminal or to have resulted in personal profit, advantage or remuneration.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling RESAAS pursuant to the foregoing provisions, RESAAS has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
4.1**	Management Proxy Circular dated May 22, 2014, relating to the annual meeting of shareholders held on June 30, 2014

4.2**	Annual Information Form dated May 11, 2015 for the year ended December 31, 2014

4.3*	Audited consolidated financial statements as at and for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the report of the auditor thereon

4.4*	Audited consolidated financial statements as at and for the years ended December 31, 2013 and December 31, 2012, together with the notes thereto and the report of the auditor thereon

4.5*	Management’s Discussion and Analysis for the year ended December 31, 2014, as amended

4.6*	Unaudited interim consolidated financial statement for the three months ended March 31, 2015

4.7*	Management’s Discussion and Analysis for the three months ended March 31, 2015

5.1*	Consent of Saturna Group Chartered Accountants LLP

5.2*	Consent of KPMG LLP

5.3**	Consent of Bacchus Law Corporation

6.1**	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Consent of Richard Barkwell

____________

*      Filed herewith.

**     Previously filed.

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

At the time of filing this Registrant Statement on Form F-10, the Registrant shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Country of Canada, on this 2nd day of June, 2015.

RESAAS SERVICES INC.
By:	/s/ Cory Brandolini
Cory Brandolini
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Cory Brandolini	Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2015
Cory Brandolini

/s/ Cameron Shippit	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 2, 2015
Cameron Shippit

/s/ Thomas Rossiter*	President and Director	June 2, 2015
Thomas Rossiter

/s/ J. Chris Morgando*	Director	June 2, 2015
J. Chris Morgando

/s/ Adrian Barrett*	Director	June 2, 2015
Adrian Barrett

*By /s/ Cory Brandolini	Attorney-in-Fact	June 2, 2015
Cory Brandolini

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 2nd day of June, 2015.

By:	/s/ J. Chris Morgando
J. Chris Morgando

INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
4.1**	Management Proxy Circular dated May 22, 2014, relating to the annual meeting of shareholders held on June 30, 2014

4.2**	Annual Information Form dated May 11, 2015 for the year ended December 31, 2014

4.3*	Audited consolidated financial statements as at and for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the report of the auditor thereon

4.4*	Audited consolidated financial statements as at and for the years ended December 31, 2013 and December 31, 2012, together with the notes thereto and the report of the auditor thereon

4.5*	Management’s Discussion and Analysis for the year ended December 31, 2014, as amended

4.6*	Unaudited interim consolidated financial statement for the three months ended March 31, 2015

4.7*	Management’s Discussion and Analysis for the three months ended March 31, 2015

5.1*	Consent of Saturna Group Chartered Accountants LLP

5.2*	Consent of KPMG LLP

5.3**	Consent of Bacchus Law Corporation

6.1**	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Consent of Richard Barkwell

____________

*      Filed herewith.

**     Previously filed.